Execution Version

AMENDED AND RESTATED LOAN AGREEMENT

between

SUNSTRONG CAPITAL ACQUISITION, LLC
(Borrower)

and

SUNSTRONG CAPITAL LENDER LLC
(Lender)

Original Closing Date: August 10, 2018

Amendment and Restatement Date: November 28, 2018

ARTICLE I DEFINITIONS2
Section 1.1Terms Defined    2
Section 1.2Rules Of Construction    24
Section 1.3Accounting Terms; GAAP    24
ARTICLE II THE LOAN25
Section 2.1The Loan    25
Section 2.2Effect of Amendment and Restatement    25
Section 2.3Note    25
ARTICLE III COLLATERAL AND GUARANTIES25
Section 3.1Collateral Generally    25
Section 3.2Guaranties    25
ARTICLE IV INTEREST, FEES AND CHARGES26
Section 4.1Interest.    26
Section 4.2Fees    26
ARTICLE V PAYMENTS27
Section 5.1General Payment Provisions.    27
ARTICLE VI CONDITIONS PRECEDENT28
Section 6.1Conditions to the Closing    28
ARTICLE VII REPRESENTATIONS AND WARRANTIES32
Section 7.1Organization    33
Section 7.2Authorization; No Conflict    33
Section 7.3Enforceability    33
Section 7.4Compliance With Law    34
Section 7.5Brokers.    34
Section 7.6Adverse Change    34
Section 7.7Investment Company Act    34
Section 7.8ERISA    34
Section 7.9Permits.    35
Section 7.10Hazardous Substances.    35
Section 7.11Litigation.    35
Section 7.12No Labor Disputes; Force Majeure    36
Section 7.13Operative Documents.    36
Section 7.14Taxes.    36
Section 7.15Governmental Regulation.    37
Section 7.16Regulation U, Etc    37
Section 7.17Financial Statements.    37
Section 7.18No Default    38
Section 7.19Organizational ID Number    38
Section 7.20Leases and Projects    38
Section 7.21Intellectual Property.    38
Section 7.22Collateral    39
Section 7.23Base Case Model; Closing Data Tape    39
Section 7.24Insurance    39
Section 7.25Anti-Terrorism Law.    39
Section 7.26Solvency    40
Section 7.27Full Disclosure    40
Section 7.28Ownership For California Property Tax Purposes    40
Section 7.29[Reserved]    41
Section 7.30Flip Dates    41
Section 7.31[Reserved]    41
Section 7.32Rebate Amounts    41
ARTICLE VIII COVENANTS41
Section 8.1Affirmative Covenants    41
Section 8.2Negative Covenants    55
ARTICLE IX ACCOUNTS60
Section 9.1Account Withdrawals, Transfers And Payments.    60
Section 9.2Revenue Account.    62
Section 9.3PeGu Reserve Account.    63
Section 9.4[Reserved].    64
Section 9.5Repayment Account.    64
Section 9.6[Reserved].    64
Section 9.7Proceeds And Accounts    65
Section 9.8Permitted Investments    65
ARTICLE X EVENTS OF DEFAULT65
Section 10.1Events of Default    65
Section 10.2Remedies Upon Default    70
ARTICLE XI MISCELLANEOUS72
Section 11.1Notices    72
Section 11.2No Waivers    73
Section 11.3Amendments, Etc    73
Section 11.4Survival    73
Section 11.5Severability    73
Section 11.6Successors and Assigns    73
Section 11.7Headings    74
Section 11.8Governing Law    74
Section 11.9Submission to Jurisdiction; Waivers    75
Section 11.10Waiver of Jury Trial    75
Section 11.11Covenants Cumulative    75
Section 11.12Counterparts; Effectiveness    75
Section 11.13Liability of the Lender    76
Section 11.14Reinstatement    76
Section 11.15Confidentiality    76

LIST OF SCHEDULES AND EXHIBITS

Schedule 1        Portfolio Information
Schedule 1(b)        PeGu Reserve Required Amounts
Schedule 6.1.5        Third Party Approvals
Schedule 7.10        Environmental Matters
Schedule 7.11        Litigation
Schedule 7.28        Original Co-Owners
Schedule 7.32        Rebate Amounts
Schedule 8.1.15    Insurance

Exhibit A        Form of Note
Exhibit B        Form of PIK Certificate
Exhibit C        Form of Pledgor Guaranty
Exhibit D-1        Form of Project Company Monthly Operating Report
Exhibit D-2        Form of Portfolio Monthly Operating Report
Exhibit E        Form of Hannon Armstrong Capital Guaranty
Exhibit F        [Reserved]
Exhibit G        Form of Account Withdrawal Request
Exhibit H        Form of Closing Certificate
Exhibit I        Form of Lease Certificate
Exhibit J        System Transition Readiness Plan
Exhibit K        Form of Annual Operating Budget
Exhibit L        Form of Omnibus Reaffirmation and Amendment Agreement

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (as amended, modified or supplemented from time to time, together with all exhibits, schedules, annexes and other attachments hereto, this “Agreement”) is entered into as of November 28, 2018, between SunStrong Capital Acquisition, LLC, a Delaware limited liability company (the “Borrower”), and SunStrong Capital Lender LLC, a Maryland limited liability company (together with its successors and assigns, the “Lender”). Capitalized terms have the meanings set forth in Article 1 of this Agreement.

RECITALS

WHEREAS, prior to the Securitization Reorganization, (a) Borrower directly owns and controls 100% of the economic and voting interests of Holding Corporation, (b) Holding Corporation directly owns and controls 100% of the economic and voting interest of New Mezzanine Borrower and 30% of the economic and voting interests of Securitization Depositor, (c) New Mezzanine Borrower directly owns and controls 70% of the economic and voting interests of Securitization Depositor; (d) Securitization Depositor directly owns and controls 100% of the economic and voting interests of Securitization Issuer, (e) Securitization Issuer directly owns and controls 100% of the economic and voting interests of SunPower Residential III Holdings, LLC, (f) Borrower directly owns and controls 100% of each Portfolio Pledgor, and (g) each Portfolio Pledgor (other than SunPower Residential III, LLC) directly owns and controls 100% of the economic and voting interests of the applicable Managing Member or other applicable Portfolio Entity that is a direct subsidiary of such Portfolio Pledgor in the Portfolio Chain.

WHEREAS, after giving effect to the Securitization Reorganization, (a) the ownership structure set forth in clauses (a) through (e) in the first recital shall remain in place, (b) the Securitization Issuer will directly own and control each Managing Member, and (c) Securitization Issuer will own, indirectly, through the applicable Managing Member and the applicable Person listed under the heading “Project Company” on Schedule 1 that is a Subsidiary of such Managing Member (each a “Project Company”), a number of photovoltaic systems, including photovoltaic panels, racks, wiring and other electrical devices, conduit, weatherproofing housings, hardware, inverter(s), remote monitoring system, connectors, disconnect and overcurrent devices (each a “Project”, and collectively the “Projects”) which are installed on the rooftops or ground-mounted on the property of host customers (each a “Host Customer” and, collectively, the “Host Customers”), subject to a lease agreement by such Host Customer in favor of such Project Company (each a “Lease” and, collectively, the “Leases”) and have production supported by a Production Guarantee by Provider in favor of such Host Customer (each a “Production Guarantee” and, collectively, the “Production Guarantees”).

WHEREAS, each Project Company acquired Projects and Leases from SunPower Capital pursuant to a Purchase Agreement.

WHEREAS, on August 10, 2018 (the “Original Closing Date”), Borrower and Lender entered into that certain Loan Agreement (the “Original Loan Agreement”) pursuant to which Lender made available to the Borrower a Loan (the “Original Loan”).

WHEREAS, on the date hereof, Lender and New Mezzanine Borrower, a wholly-owned indirect subsidiary of Borrower, have entered into that certain Loan Agreement, dated as of the date hereof (the “New Mezzanine Loan Agreement”), pursuant to which New Mezzanine Borrower will obtain a term loan (the “New Mezzanine Loan”), the proceeds of which shall be in an amount up to, but not in excess of, eighty million three hundred eighty five thousand dollars ($80,385,000.00), which shall be used to prepay the Original Loan and as a distribution to SunStrong Capital Holdings and its equity owners in accordance with this Agreement and Section 4.2 of the Pledgor LLC Agreement .

WHEREAS, on the date hereof, Securitization Issuer has issued notes in favor of various investors pursuant to the ABS Transaction.

WHEREAS, in connection with the foregoing, Borrower and Lender desire to amend and restate, without novation, the Original Loan Agreement pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the foregoing and the agreements, covenants and promises set forth herein and in the other Loan Documents and in reliance upon the representations and warranties set forth herein and therein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1    TERMS DEFINED. As used herein, unless the context otherwise requires:
“Abandoned Project” has the meaning ascribed to such term in Section 8.2.4.

“ABS Entity” means Holding Corporation, New Mezzanine Borrower, Securitization Depositor and Securitization Issuer.

“ABS Transaction” means the asset-backed securitization transaction pursuant to which Securitization Issuer issues or incurs Debt, (a) that is sold to Qualified Institutional Buyers in reliance on Rule 144A under the Securities Act and outside of the United States of America to Non-U.S. Persons in transactions in reliance on Regulation S under the Securities Act, and (b) that is secured by certain cash flows and proceeds from the applicable Projects.

“ABS Transaction Documents” means the “Transaction Documents” entered into in connection with the ABS Transaction.

“Account Withdrawal Documents” means, collectively, any Account Withdrawal Request and the Account Withdrawal Instruction related thereto, properly completed by Borrower and delivered to Lender for approval and, in the case of the applicable Account Withdrawal Instruction, signature, for further delivery to the Depositary in accordance with the applicable provisions of this Agreement and the Depositary Agreement.

“Account Withdrawal Instruction” has the meaning given in the Depositary Agreement.

“Account Withdrawal Request” means a certificate in the form of Exhibit G, signed by a duly authorized representative of Borrower and delivered to Lender.

“Accounts” means the Revenue Account, the PeGu Reserve Account and the Repayment Account, including any sub accounts within such accounts.

“Affiliate” of a specified Person means any other Person that (a) directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person, or (b) only with respect to matters relating to PUHCA, is an “affiliate” as defined in Section 1262(1) of PUHCA and 18 C.F.R. § 366.1. When used with respect to Borrower, Pledgor and any Portfolio Entity, as applicable, “Affiliate” shall include the Borrower, Pledgor, the Sponsor and each Project Company, and any Affiliate thereof, as applicable but shall exclude Hannon Armstrong Capital or any Affiliate thereof (other than, for the avoidance of doubt, any Loan Party).

“Agreement” has the meaning ascribed to such term in the first paragraph hereof.

“Amendment and Restatement Date” means the date that the conditions precedent provided in Section 6.1 are satisfied or waived by the Lender.

“Annual Operating Budget” has the meaning ascribed to such term in Section 8.1.13(c).

“Anti-Terrorism Laws” has the meaning ascribed to such term in Section 7.25.1.

“Applicable Law” means all laws, rules, regulations and binding governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Applicable Permit” means, at any time, any Permit (a) that is required under applicable Legal Judgments or any of the Operative Documents to have been obtained by or on behalf of any Loan Party to construct, test, operate, maintain, repair, lease, own or use any Project as contemplated by the Operative Documents, or for the Loan Parties to enter into any Operative Document or to consummate any transaction contemplated thereby, in each case in accordance with all applicable Legal Judgments, or (b) that is necessary so that none of the Loan Parties, the Lender nor any Affiliate of any of them (in the case of the Lender and its Affiliates, solely as it relates to the Lender’s making of the Loan and performance of its obligations and exercise of its rights hereunder and under the other Loan Documents) may be deemed by any Governmental Authority to be subject to regulation under the FPA or PUHCA (except as provided in Section 7.15) or treated as a public utility.

“Applicable Third Party Permit” means, at any time, any Permit that is necessary to have been obtained by such time by any Person (other than a Loan Party, a Portfolio Entity, the Lender or the Depositary) that is a party to a Portfolio Document or a Loan Document in order to perform such Person’s obligations thereunder (other than Permits necessary to conduct its business generally and maintain its existence and good standing), or in order to consummate any transaction contemplated thereby, in each case in accordance with all applicable Legal Judgments.

“Back-Up Servicer” shall mean (i) with respect to each Cold Back-Up Lease Servicing Agreement and Warm Back-Up Lease Servicing Agreement, Great America, and its successors and assigns and (ii) with respect to the Cold Back-Up Maintenance Services Agreement and the Warm Back-Up Maintenance Services Agreement, Omnidian, and its successors and assigns, each as Back-Up Servicer.

“Back-Up Servicing Agreement” shall mean, as applicable (a) each Cold Back-Up Lease Servicing Agreement, (b) the Cold Back-Up Maintenance Services Agreement, (c) any Warm Back-Up Lease Servicing Agreement, (d) any Warm Back-Up Maintenance Services Agreement and (e) each replacement for such agreement entered into with a replacement back-up servicer in accordance with the terms and conditions hereof and the Portfolio Documents and in form and substance reasonably acceptable to the Lender.

“Backup Trigger Date” means the date on which any of the following shall have occurred:

(a) any one of the Backup Triggers listed in subsections (i), (ii) or (iii) of the definition of “Backup Triggers” has occurred and is continuing for two (2) or more fiscal quarters;

(b) two or more of the Backup Triggers listed in subsections (i), (ii) or (iii) of the definition of “Backup Triggers” have simultaneously occurred in any fiscal quarter; or

(c) the Backup Trigger listed in subsection (iv) of the definition of “Backup Triggers” has occurred.

“Backup Triggers” means that (i) Sponsor, on a consolidated basis, has unrestricted cash or cash equivalents, as defined in the applicable financial statements, of less than $100,000,000, (ii) Sponsor has drawn on more than eighty-five percent (85%) of the available commitments in aggregate under its revolving credit facilities, (iii) more than three percent (3%) of the Host Customers of all Projects are more than ninety (90) days delinquent in making full payment due under their respective Lease Agreement (which shall be calculated by dividing (A) the total contract balance remaining of all Projects in which a payment is more than ninety (90) days past due, by (B) the total contract balance remaining of all Projects; where contract balance remaining is a measure of original gross contract minus payments received) and (iv) with respect to Sponsor, an event in which Total S.A. ceases to possess directly or indirectly, legally or beneficially more than fifty point one percent (50.1%) of the voting power represented by the issued and outstanding capital stock of Sponsor as provided under that certain Affiliation Agreement, dated April 28, 2011, by and between Sponsor and Total Gas & Power USA, SAS, as amended to date.

“Bankruptcy Event” shall be deemed to occur, with respect to any Person, if (a) that Person shall commence any case, proceeding or other voluntary action seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, arrangement, adjustment, winding-up, reorganization, dissolution, composition under the Bankruptcy Law or other relief with respect to it or its debts; (b) such Person shall apply for, or consent or acquiesce to, the appointment of, a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other official with similar powers for itself or any substantial part of its assets; (c) such Person shall make a general assignment for the benefit of its creditors; (d) an involuntary case shall be commenced seeking liquidation or reorganization of such Person under the Bankruptcy Law, or seeking issuance of a warrant of attachment, execution or distraint, or any similar proceedings shall be commenced against such Person under any other Applicable Law and (i) such Person consents to the institution of the involuntary case against it, (ii) the petition commencing the involuntary case is not timely controverted, (iii) the petition commencing the involuntary case is not dismissed within 45 days of its filing, (iv) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of such Person and such appointment is not vacated within 45 days, or (v) an order for relief shall have been issued or entered therein; or (e) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other official having similar powers, over such Person or all or a part of its property shall have been entered; or (f) any other similar relief shall be granted against such Person under any applicable Bankruptcy Law, or such Person shall file a petition or consent or shall otherwise institute any similar proceeding under any other Applicable Law, or shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the acts set forth above in this definition; or (g) such Person shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

“Bankruptcy Exclusion Event” shall mean, at any time, satisfaction of each of the following requirements: (a) a replacement Lease Servicing Agreement and/or replacement Maintenance Services Agreement (as applicable) in form and substance and with a counterparty reasonably satisfactory to the Lender or a Warm Back-Up Servicing Agreement shall have been executed and delivered to the Lender within thirty (30) days of termination of the relevant agreement, (b) each Investor, lender and holder under the Portfolio Documents shall have provided its prior written consent to each of such replacement agreements pursuant to the applicable Portfolio Documents, but solely to the extent and only if such consent is required thereunder, and (c) there is no material adverse effect on (i) the operating cash flows of the applicable Project Company or (ii) cash available for distribution to the Borrower, in either case of clause (i) or (ii), greater than 1% for any fiscal quarter of Borrower as a result of such replacement agreements or substitute operation, maintenance and management of the Projects.

“Bankruptcy Law” means Title 11, United States Code, and any other existing or future law (or any successor law or statute) of any jurisdiction, domestic (including state and federal) or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, moratorium or similar law for the relief of debtors.

“Base Case Model” means those projections of operating results for the Borrower and the Portfolio Entities over a period commencing on the Amendment and Restatement Date and ending on the Maturity Date, (a) showing at a minimum Borrower’s reasonable good faith estimates, as of the Amendment and Restatement Date, of revenues of the Borrower and of each Project Company, operating expenses and scheduled debt service, and (b) otherwise in form and substance satisfactory to the Lender, which projections are contained in the files in the folder numbered “2.14.2.8” entitled “Base Case Model 1A.1B” in the data room entitled “Project Moby” maintained by the Sponsor and uploaded on November 27, 2018, and as further updated from time to time pursuant to Section 8.1.8(b).

“Blackout Services Provider” shall mean each Person that is or listed under the heading “Blackout Services Providers” or becomes a “Blackout Services Provider” pursuant to Schedule 1.

“Borrower” has the meaning ascribed to such term in the first paragraph hereof.

“Borrower LLCA” means that certain Second Amended and Restated Limited Liability Company Agreement of SunStrong Capital Acquisition, LLC, effective as of November 28, 2018.

“Borrower Security Agreement” means that certain Borrower Pledge and Security Agreement, dated as of the Original Closing Date, by the Borrower in favor of the Lender.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the States of California, Maryland, Minnesota or New York are authorized by law to close.

“Buy-Out” has the meaning set forth in Section 8.1.23.

“Buy-Out Reserve Funds” has the meaning set forth in Section 8.1.23(a).

“Change of Control” means any of the following: (i) the Pledgor ceases to directly own and control 100% of the economic and voting interest of Borrower; (ii) Borrower ceases to directly own and control 100% of the economic and voting interest of Holding Corporation; (iii) Holding Corporation ceases to directly own and control (A) directly, 30% of the economic and voting interest of Securitization Depositor or (B) 100% of the economic and voting interest of New Mezzanine Borrower; (iv) New Mezzanine Borrower ceases to own and control 70% of the economic and voting interest of Securitization Depositor; (v) Securitization Depositor ceases to own and control 100% of the economic and voting interest of Securitization Issuer; (vi) Securitization Issuer ceases to own and control 100% of the economic and voting interest of each Managing Member; (vii) any Managing Member ceases to own and control, directly or indirectly, as applicable, at least the percentage of voting and economic interests of each other Portfolio Entity in the Portfolio Chain of such Managing Member as was owned by such Managing Member as of the Amendment and Restatement Date; provided that, with respect to any Portfolio Entity that is the subject of Tax Equity Documents, after the Tax Equity Buy-Out Date, the applicable Portfolio Entity that is the “Manager” of such Portfolio Entity shall own and control 100% of the economic and voting interest of such subject Portfolio Entity; (viii) Sponsor ceases to own and control, directly or indirectly, at least 50.1% of the economic and voting interest of Provider or any Services Provider; or (ix) Sponsor ceases to directly own and control 51% of the economic and voting interest of the Pledgor; provided however, that any direct or indirect transfer of the economic and/or voting interest in Provider, any Services Provider or the Pledgor to a Person that meets the Servicer Experience Test shall be deemed to not be a Change of Control for purposes of clause (viii) or (ix).

“Closing Data Tape” means the data file including all Projects and Leases as of August 30, 2018 (a) showing Host Customer address and FICO, Monthly Lease Payment, Remaining Contract Term, Placed in Service Date, System Size, System Production and percentage of customer savings and (b) otherwise in form and substance satisfactory to the Lender, which is contained in file number “2.14.2.3.1.8” entitled “SunStrong_ABS_Datatape_20180830” in the data room entitled “Project Moby” maintained by the Sponsor and uploaded on November 12, 2018.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cold Back-Up Lease Servicing Agreement” means (a) that certain Amended and Restated Backup and Successor Servicing Agreement between SunPower Capital and Great America dated as of August 7, 2017 and (b) that certain Backup and Successor Servicing Agreement between SunPower Capital Services, LLC and Great America dated as of June 20, 2018, or any replacement thereof that may be entered into pursuant to the terms of the Support and Indemnification Agreement.

“Cold Back-Up Maintenance Services Agreement” means that certain Maintenance Services Agreement between SunPower Corporation, Systems and Omnidian dated as of October 1, 2016, or any replacement thereof that may be entered into pursuant to the terms of the Support and Indemnification Agreement.

“Cold Back-Up Servicing Agreement” means, as applicable, (a) the Cold Back-Up Lease Servicing Agreement and (b) the Cold Backup Maintenance Services Agreement.

“Collateral” means all Property described in any Security Document as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations pursuant to the terms of any Security Documents.

“Competitor” means any Person directly or indirectly engaged in owning, managing, operating, maintaining or developing solar photovoltaic systems for use in residential applications; provided, that a Person who is involved in owning, managing, developing, maintaining or operating such facilities solely as a result of such Person, directly or through an Affiliate, making passive investments in such facilities shall not be considered a “Competitor” hereunder so long as such Person certifies in a manner reasonably acceptable to Borrower that it has in place procedures to prevent any Affiliate of such Person that is not a passive owner, manager, operator, maintenance provider or developer from acquiring Confidential Information relating to its investment in the Projects.

“Confidential Information” means (a) with respect to Borrower, all information received by the Lender from any Loan Party relating to the Loan Parties, the Portfolio Entities or their business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by such Loan Party, and (b) with respect to the Lender, all information received by any Loan Party and the Portfolio Entities from the Lender relating to the Lender or its business, including information relating to fees, other than any such information that is available to such Loan Party on a nonconfidential basis prior to disclosure by the Lender.

“Consolidated” means the consolidation of accounts in accordance with GAAP.

“Contingent Obligation” means, as to any Person, any obligation, agreement, understanding or arrangement (including purchase or repurchase agreements, reimbursement agreements with respect to letters of credit or acceptances, indemnity arrangements, grants of collateral to support the obligations of another Person, keep-well agreements and take-or-pay or through-put arrangements) of such Person guaranteeing or intended to guarantee any indebtedness, leases, dividends or other obligations of any other Person in any manner, whether directly or indirectly; provided, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Control” means the possession, directly or indirectly (either alone or pursuant to an arrangement with one or more other Persons), of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Debt” of any Person means, without duplication, (a) all obligations (including Contingent Obligations) of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and other accrued expenses arising in the ordinary course of business which in accordance with GAAP would not be shown on the liability side of the balance sheet of such Person, (d) all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, (e) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (f) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument, (g) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (h) all Debt (as described in the preceding clauses) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (i) all Debt (as described in the preceding clauses) of others guaranteed directly or indirectly by such Person or as to which such Person has an obligation which is substantially the economic equivalent of a guaranty, and (j) all net obligations of such Person in respect of any swap contract.

“Debt Service” with respect to any particular period of time, means the required payments of principal, fees and interest due and payable during such period of time pursuant to the terms of the Loan Documents.

“Default” means an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

“Default Rate” means two percent per annum in excess of the applicable amount set forth in Section 4.1.1.

“Depositary” means Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States, not in its individual capacity but solely as depositary and securities intermediary under the Depositary Agreement.

“Depositary Agreement” means the Depositary Agreement, dated as of the Original Closing Date among Borrower, Lender and Depositary, as amended by that certain First Amendment to Depositary Agreement, dated as of November 28, 2018.

“Discharge Date” means the date when all outstanding Obligations under this Agreement (other than unasserted contingent payment obligations that by their nature expressly survive the termination of this Agreement) have been paid in full in cash.

“Embargoed Person” has the meaning ascribed to such term in Section 8.2.24(b).

“Environmental Claims” means any and all liabilities, losses, administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, notices of noncompliance or violation, investigations, proceedings, removal or remedial actions or orders, or damages (foreseeable and unforeseeable, including consequential and punitive damages), penalties, fees, out-of-pocket costs, expenses, disbursements or attorneys’ or consultants’ fees, relating in any way to (a) a violation or alleged violation of any Hazardous Substances Law or Permit issued under any Hazardous Substances Law, (b) a Release or threatened Release of Hazardous Substances, or (c) any legal or administrative proceedings relating to any of the above.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) which is under common control with a Loan Party within the meaning of Section 4001(a) of ERISA or that is treated as a single employer together with Borrower under Section 414 of the Code.

“ERISA Plan” means any employee benefit plan (a) maintained by any Loan Party or any ERISA Affiliate, or to which any of them contributed, contributes, or is obligated to contribute for its employees or former employees, and (b) covered by Title IV of ERISA or to which Section 412 of the Code applies.

“Event of Default” has the meaning ascribed to such term in Section 10.1 hereof.

“Excess Cash Flow” has the meaning ascribed to such term in Section 9.2.2(b)(5)

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Executive Order” has the meaning ascribed to such term in Section 7.25.1 hereof.

“FERC” means the Federal Energy Regulatory Commission and its successors.

“FPA” means the Federal Power Act, as amended, and FERC’s implementing regulations promulgated thereunder.

“Fundamental Representations and Warranties” has the meaning ascribed to such term in ARTICLE VII.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authority” means any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority.

“Governmental Judgment” means with respect to any Person, any judgment, order, decision, or decree, or any action of a similar nature, of or by a Governmental Authority having jurisdiction over such Person or any of its properties.

“Great America” means GreatAmerica Portfolio Services Group, LLC, an Iowa limited liability company.

“Guaranties” means each of the Pledgor Guaranty and the Hannon Armstrong Capital Guaranty.

“Guarantors” means Pledgor and the Parent Guarantor.

“Guaranty Expiration Date” means the date upon which each Guaranty expires in accordance with its terms.

“Hannon Armstrong Capital” means Hannon Armstrong Capital, LLC, a Maryland limited liability company.

“Hannon Armstrong Capital Guaranty” means that certain Guaranty, by Hannon Armstrong Capital in favor of the Lender, in the form of Exhibit E.

“Hazardous Substances” means any and all substances or materials (i) defined as “hazardous substances,” “pollutants,” “contaminants,” “hazardous waste,” “hazardous materials,” “regulated substances,” “hazardous chemical substance or mixture,” “imminently hazardous chemical substance or mixture,” “pesticide,” “herbicide,” “fungicide,” “rodenticide,” “source material,” “special nuclear material,” “by‑product material,” “residual radioactive material,” “toxic materials,” “harmful physical agents,” “chemicals known to cause cancer or reproductive toxicity,” “hazardous waste constituents,” “toxic substances,” or similar terms, as such terms are defined under applicable Hazardous Substances Laws, or (ii) any other substances regulated for the protection of human health, welfare or the environment under applicable Hazardous Substances Laws, and in each case, also as the same are defined in or regulated under any regulations promulgated pursuant to such Hazardous Substances Laws, including without limitation any petroleum product (including byproducts or breakdown products of petroleum products), asbestos-containing material, polychlorinated biphenyls or urea formaldehyde foam insulation.

“Hazardous Substances Law” means all Applicable Law regulating, relating to, or imposing liability or standards of conduct concerning pollution or protection of human health or the environment or which otherwise govern Hazardous Substances, as are now or may at any time hereafter be in effect.

“Holding Corporation” means SunStrong 2018-1 Holdings, LLC, a Delaware limited liability company.

“Host Customer” or “Host Customers” has the meaning ascribed to such term in the Recitals.

“Indemnitee” has the meaning ascribed to such term in Section 8.1.11(a).

“Independent Engineer” means DNV GL.

“Independent Member” has the meaning ascribed to such term in the Borrower LLCA.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person for, (a) the entry of an order or filing of a petition for relief under any Bankruptcy Law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; (c) a general assignment for the benefit of creditors of such Person; (d) application or petition for dissolution of such Person (except in connection with the winding up of any tax equity investment); or (e) the sale or transfer of all or any material part of the assets of such Person or the cessation of the business of such Person as a going concern.

“Insurance Consultant” means Traxler & Tong, Inc.

“Intellectual Property” means all intellectual property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

“Interest Shortfall Amount” has the meaning ascribed to such term in Section 4.1.4.

“Investor” means each Person listed under the heading “Investor” on Schedule 1 and any of its permitted successors and assigns under the applicable Project Company LLC Agreement (other than, for the avoidance of doubt, the applicable Portfolio Entity if such Portfolio Entity acquires the Class A Interests (under and as such term is defined in the applicable Project Company LLC Agreement)).

“IRS” means the Internal Revenue Service of the United States of America.

“IRS Audit or Assessment” means the following: (i) the initial notice that the ITCs claimed by the Project Company or its partners (for tax purposes) are being investigated or challenged by the IRS; (ii) the Project Company or its partners (for tax purposes) granting to the IRS a waiver or consent extending any statute of limitation for the assessment of any taxes in respect to a disallowance or recapture of the ITC; or (iii) a 30-day or 90-day letter in respect of the ITCs.

“ITC” means any investment tax credits available under Section 38 or Section 46 of the Code for property described in Section 48(a)(3)(A)(i) of the Code that are or were claimed by a Project Company or its partners (for federal income tax purposes) in respect of Projects owned by such Project Company.

“Knowledge” or words of similar import mean with respect to the Borrower or any Portfolio Entity, the actual knowledge of the persons from time to time holding the following offices or positions of the Borrower or any Portfolio Entity: Chief Executive Officer or President; Chief Financial Officer; and Vice President or other officer whose responsibilities include the management and operation of the Projects owned, directly or indirectly, by Borrower or such Portfolio Entity, (and, in the case of Knowledge when used in any representation and warranty in this Agreement, after making such degree of inquiry with respect to the applicable matter as would be reasonable and appropriate for such office or position); provided that with respect to any Host Customer, Loan Parties’ or Portfolio Entities’ “Knowledge” shall be limited to the representations and warranties made by such Host Customer under its Lease and without any obligation by such Loan Party or Portfolio Entity (or its employees, agents or Affiliates) to undertake any further inquiry or due diligence.

“Lease” or “Leases” has the meaning ascribed to such term in the Recitals.

“Lease Certificate” means a duly executed and completed certificate delivered to the Lender in the form of Exhibit I hereto for each Project Company.

“Lease Servicing Agreement” means each applicable Lease Servicing Agreement set forth on Schedule 1.

“Legal Judgments” means, as to any Person, the Organizational Documents of such Person, any requirement under any Governmental Judgment in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lender” has the meaning ascribed to such term in the first paragraph of this Agreement.

“Lien” means a Person’s interest in property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, lease, or other title exception or encumbrance.

“Loan” means the loan from the Lender to the Borrower made pursuant to this Agreement and the other Loan Documents, evidenced by the Note, and secured by the Security Documents. For purposes of clarity, the Loan shall include any interest thereon that has been paid in kind by capitalization to principal as provided herein.

“Loan Documents” means together, this Agreement, the Notes, the Security Documents, the Guaranties, Omnibus Reaffirmation and Amendment Agreement, the Support and Indemnification Agreement and any loan or security agreements or letter agreement or similar document, now or hereafter entered into by Lender, on the one hand, and Borrower or one or more Loan Parties, on the other hand, and each other agreement, certificate (including any Lease Certificate), document or instrument executed and delivered by a Loan Party or any Portfolio Entity, in each case, in connection with the transactions expressly contemplated by this Agreement, together with all exhibits, schedules, annexes and other attachments thereto, or which is stated therein to be a “Loan Document.”

“Loan Parties” means the Borrower and the Pledgor.

“Maintenance Services Agreement” means each applicable Maintenance Services Agreement set forth on Schedule 1.

“Major Project Documents” means (a) each document, agreement or instrument listed on Schedule 1, (b) each Back-Up Servicing Agreement, (c) any guaranty agreements related to the foregoing executed by Persons in favor of any Portfolio Entity and (d) any replacements of the foregoing entered into in accordance with Section 8.2.12.

“Major Project Participants” means, without duplication, the Loan Parties, the Portfolio Entities, the Provider, the Services Provider, the Sponsor, any other Person which provides any guaranty of any agreement which is a Major Project Document, and any counterparty to a replacement Major Project Document, including, for the avoidance of doubt, any replacement maintenance service provider appointed in accordance with the terms and conditions herein and in the applicable Back-Up Servicing Agreement.

“Managing Member” means each entity that is listed under the heading “Managing Member” on Schedule 1.

“Mandatory Prepayment” has the meaning set forth in Section 5.1.4.

“Material Adverse Effect” means the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, has a material adverse effect (a)(i) on the business, operations, Properties, prospects or condition (financial or otherwise) of the Borrower or the Portfolio Entities, taken as a whole, (ii) on the value of the Collateral (directly or indirectly), taken as a whole; (iii) on the enforceability of any Loan Document; or (iv) on the validity or priority of Lender’s Liens on any Collateral; (b) on the ability of a Loan Party to perform its obligations under the Loan Documents, including repayment of any Obligations; (c) on the ability of the Portfolio Entities (other than Minor Portfolio Entities) that are part of the same Portfolio Chain, taken as a whole, to perform their obligations under the Portfolio Documents, to which they are a respective party, including repayment of any obligations in respect of Debt thereunder or (d) on the ability of the Lender to enforce or collect on the Obligations or to realize upon the Collateral (taken as a whole).

“Maturity Date” means August 10, 2043.

“Member” has the meaning ascribed to such term in the Borrower LLCA.

“Minor Portfolio Entities” means SWPR EW 2013-1, LLC, SPWR MS 2013-1, LLC, SunPower Access I, LLC and SunPower Residential III, LLC.

“Moody’s” means Moody’s Investor Service, or any successor entity.

“Multiemployer Plan” means a “multiemployer plan” (as such term is defined in Section 3(37) or 4001(a)(3) of ERISA) to which any Loan Party or any ERISA Affiliate contributes or is obligated to contribute for its employees or under which any Loan Party or any ERISA Affiliate has any material obligations.

“New Mezzanine Borrower” means SunStrong 2018-1 Mezzanine, LLC, a Delaware limited liability company.

“New Mezzanine Loan” has the meaning ascribed to such term in the recitals.

“New Mezzanine Loan Agreement” has the meaning ascribed to such term in the recitals.

“New Mezzanine Loan Documents” means the “Loan Documents” under and as such term is defined in the New Mezzanine Loan Agreement.

“Note” means, individually and collectively, the promissory notes issued in connection with the Loan to the order of Lender, together with all extensions, renewals, modifications, increases, replacements and substitutions thereof in the form of Exhibit A attached hereto.

“O&M Costs” means, for any period, fees and expenses paid to (a) a Services Provider as payment of the “Maintenance Services Fee” (as such term is defined in each Maintenance Services Agreement), or any other maintenance fees paid to a maintenance provider to the Projects pursuant to a replacement maintenance agreement entered into in accordance with Section 8.2.12, (b) a Services Provider as payment of the “Lease Services Fee” (as such term is defined in each Lease Servicing Agreement), or any other lease servicing fees paid to a lease servicer for the Projects pursuant to a replacement lease servicing agreement entered into in accordance with Section 8.2.12, (c) any third party service provider as payment for ”accounting expenses” included in the Annual Operating Budget and (d) counterparties pursuant to Other Contracts.

“Obligations” means all (a) principal of and premium, if any, on the Loan (including any interest that has been capitalized and added to the principal of the Loan pursuant to the terms hereof), (b) interest, expenses, fees, indemnification obligations, extraordinary expenses, and other amounts payable by any Loan Party under Loan Documents and (c) other debts, obligations and liabilities of any kind owing by any Loan Party pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Omnibus Reaffirmation and Amendment Agreement” means that certain Omnibus Reaffirmation and Amendment Agreement, by and among the Pledgor, the Borrower and the Lender, in the form of Exhibit L.

“Omnidian” means Omnidian, Inc., a Delaware corporation (formally known as PeGu, Inc.).

“Operative Documents” means, collectively, the Loan Documents, the Portfolio Documents and the Major Project Documents.

“Organizational Documents” means, collectively, with respect to a corporation, the Articles of Incorporation, Certificate of Incorporation or other similar such document and the By-Laws each as amended from time to time, for such corporation, and with respect to a limited liability company, the Articles of Organization, Certificate of Organization or other similar such document, and the Operating Agreement or other similar such agreement among the members, each as amended from time to time, for such limited liability company.

“Original Closing Date” has the meaning ascribed to such term in the recitals.

“Original Co-Owner” means an “original co-owner” as defined in and under Section 64(d) of the California Revenue and Taxation Code.

“Original Loan” has the meaning ascribed to such term in the recitals.

“Original Loan Agreement” has the meaning ascribed to such term in the recitals.

“Original Reorganization” means those certain assignments and transfers prior to the Amendment and Restatement Date by SunPower Capital of (a) certain of the Portfolio Pledgors owned by SunPower Capital to Borrower, (b) certain of the Portfolio Entities (other than Portfolio Pledgors) directly owned by SunPower Capital to the Portfolio Pledgors formed by Borrower, in each case, pursuant to the Original Reorganization Documents and (c) certain Projects and associated Leases and other assets owned directly by SunPower Capital to SunPower Residential III, LLC.

“Original Reorganization Documents” means each of (a) that certain Master Agreement to Transfer Ownership Interests, dated as of the Original Closing Date, by and among SunPower Capital, Borrower, SCA Holdings III, LLC, SCA Holdings IV, LLC, SCA Holdings V, LLC, SCA Holdings VI, LLC, SCA Holdings VII, LLC, SCA Holdings VIII, LLC, SCA Holdings IX, LLC and SunPower Residential II, LLC, (b) that certain Assignment, Assumption and Transfer Agreement, effective as of July 24, 2018, by and between SunPower Capital and SunPower Residential III, LLC and (c) the USB V Transfer Agreement (as such term is defined in the Original Loan Agreement).

“Other Contracts” means (a) contracts and agreements of a Project Company that do not entail the payment by a Project Company of more than $150,000 (individually or in the aggregate) per year (which amount shall be adjusted annually on the anniversary of the Original Closing Date commencing in 2019 by the percentage increase in the Consumer Price Index (Midwest Urban; All items; 1982 84=100) published by the Bureau of Labor Statistics, U.S. Department of Labor from the prior year) so long as such contracts or agreements are entered into in the ordinary course of business of such Project Company and are substantially related to the ownership, operation or maintenance of the Projects owned by such Project Company, and (b) the settlement of Lease obligations of such Project Company in the ordinary course of business.

“Parent Guarantor” means Hannon Armstrong Capital.

“Payment Date” has the meaning ascribed to such term in Section 4.1.3.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“PeGu Funding Amount” means, at any time, the PeGu Reserve Required Amount for such time.

“PeGu Payments” has the meaning ascribed to such term in Section 9.3.3(a).

“PeGu Reserve Account” has the meaning ascribed to such term in Section 1.1 of the
Depositary Agreement.

“PeGu Reserve Required Amount” means, at any time, the amount set forth for such time on Schedule 1(b).

“Performance Guarantees” means any performance guarantees given by Provider in respect of Leases together with any successor agreement that imposes on the obligor obligations similar to those imposed on Provider under the performance guarantees in place on the Original Closing Date.

“Permit” means any approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Authority.

“Permitted Debt” means (a) Debt incurred under the Loan Documents, (b) Debt under the ABS Transaction Documents, (c) Debt under the New Mezzanine Loan Documents, (d) trade or other similar Debt incurred in the ordinary course of business (but not for borrowed money), either not more than 90 days past due or being contested in good faith, (e) the following contingent liabilities, to the extent otherwise constituting Debt: (i) the acquisition of goods, supplies or merchandise in the normal course of business or normal trade credit, (ii) the endorsement of negotiable instruments received in the normal course of its business, and (iii) contingent liabilities incurred with respect to any Applicable Permit or Operative Document, (f) Debt of a Project Company (other than SunPower Residential II, LLC) permitted under the applicable Project Company LLC Agreement so long as such is subordinated to the payment full the Obligations on terms and conditions satisfactory to Lender and that is not secured by any Lien (“Subordinated Debt”), and (g) to the extent constituting Debt, obligations of any Portfolio Entity under the Project Company LLC Agreement of the Project Company in the same Portfolio Chain as such Portfolio Entity.

“Permitted Investments” means “Permitted Investments” as such term is defined in the Depositary Agreement.

“Permitted Liens” means (a) the rights and interests of the Lender as provided in the Loan Documents; (b) Liens created by the ABS Entities under the ABS Transaction Documents; (c) Liens created by Holding Corporation and New Mezzanine Borrower under the New Mezzanine Loan Documents; (d) statutory Liens for any current tax, assessment or other governmental charge not yet due and payable, and Liens for taxes, assessments or governmental charges being contested in accordance with the requirements of Section 8.1.16; (e) materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens, arising in the ordinary course of business or in connection with the construction, operation or maintenance of each Project, either for amounts not yet due or for amounts being contested in good faith and by appropriate proceedings, so long as (i) such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of more than 5% of the Projects owned by any Project Company, title thereto or any interest therein and shall not interfere in any material respect with the use or disposition of more than 5% of the Projects owned by any Project Company, (ii) a bond or other security reasonably acceptable to Lender has been posted or provided in such manner and amount as to assure Lender that any amounts determined to be due will be promptly paid in full when such contest is determined, or (iii) appropriate cash reserves have been made in accordance with GAAP; (f) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which appropriate reserves have been made in accordance with GAAP, bonds or other security reasonably acceptable to Lender have been provided or are fully covered by insurance; (g) an Investor’s rights to purchase the membership interests of the applicable Project Company or Desert Sunburst, LLC pursuant to the applicable Project Company LLC Agreement; (h) a Host Customer’s rights to purchase a Project pursuant to the terms of the applicable Lease and (i) equity encumbrances on the Project Companies comprised of restrictions on transfer of ownership imposed by applicable securities law or any Portfolio Documents.

“Person” means any individual, corporation, partnership, joint venture, association, trust, government or political subdivision or an agency or instrumentality thereof, or other entity or organization.

“PIK Certificate” means a certificate, substantially in the form of Exhibit B attached hereto, delivered by a Responsible Person of the Borrower with respect to any PIK Requirement pursuant to Section 4.1.4.

“PIK Requirement” has the meaning ascribed to such term in Section 4.1.4.

“Placed In Service” means that all of the following events have occurred with respect to a Project: (a) a Project has been installed and tested and shown capable of operating in a reliable and continuous manner for its intended purpose and (b) all licenses and Permits required to operate the Project (including authority form the local utility to commence parallel operation) and to put the Project to its intended use of leasing the Project to a Host Customer have been obtained.

“Pledgor” means SunStrong Capital Holdings, LLC, a Delaware limited liability company.

“Pledgor Fee Cap” has the meaning ascribed to such term in Section 9.2.2(b)(3).

“Pledgor Fees and Expenses” has the meaning ascribed to such term in Section 9.2.2(b)(3).

“Pledgor Guaranty” means that certain Guaranty, by Pledgor in favor of the Lender, in the form of Exhibit C.

“Pledgor LLC Agreement” means that certain Amended and Restated Limited Liability Company Operating Agreement, dated as of November 5, 2018, by and between HA SunStrong Capital LLC, a Delaware limited liability company and Sponsor, as amended by the First Amendment to Amended and Restated Limited Liability Company Operating Agreement of Pledgor, dated as of November 28, 2018.

“Pledgor Security Agreement” means that certain Pledge and Security Agreement, dated as of the Original Closing Date, by the Pledgor in favor of the Lender.

“Portfolio Chain” means, with respect to each Managing Member, the collective reference to such Managing Member and each other Person that is a Subsidiary of such Managing Member.

“Portfolio Documents” means, collectively, (i) the Tax Equity Documents and (ii) any ABS Transaction Documents.

“Portfolio Entity” means, individually and collectively, each ABS Entity, each Managing Member, each Project Company and each other Person that is listed under the heading “Portfolio Entity” on Schedule 1 or who may become a Portfolio Entity pursuant to the terms of this Agreement.

“Portfolio Entity Account” means each Deposit account or Securities account (each as defined in the UCC) owned by a Portfolio Entity and listed under the heading “Portfolio Entity Account” on Schedule 1.

“Portfolio Pledgor” has the meaning set forth in the Original Loan Agreement.

“Production Guarantee” or “Production Guarantees” has the meaning ascribed to such term in the Recitals.

“Project” or “Projects” has the meaning ascribed to such term in the recitals hereof.

“Project Company” has the meaning ascribed to such term in the Recitals.

“Project Company LLC Agreement” means each limited liability company agreement or operating agreement listed under the heading “Project Company LLC Agreement” on Schedule 1.

“Project Company LLC Agreement Guaranty” means each guaranty listed under the heading “Project Company LLC Agreement Guaranty” on Schedule 1.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Provider” means SunPower Corporation, Systems, a Delaware corporation.

“Prudent Industry Practices” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by solar photovoltaic projects and of a type and size similar to each Project as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair and use of electrical and other equipment, facilities and improvements of such electrical station, with commensurate standards of safety, performance, dependability, efficiency and economy. “Prudent Industry Practices” are not intended to be limited to optimum practices, methods or acts to the exclusion of all others and does not necessarily mean one particular practice, method, equipment specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

“PUHCA” means the Public Utility Holding Company Act of 2005 (42 U.S.C. §§ 16451-16463), and FERC’s implementing regulations promulgated thereunder at 18 C.F.R. Part 366.

“Purchase Agreement” means, with respect to each Project Company, the agreement listed under the heading “Purchase Agreement” on Schedule 1 and pursuant to which such Project Company is a party.

“PURPA” means the Public Utility Regulatory Policies Act of 1978, as amended and FERC’s implementing regulations promulgated thereunder at 18 C.F. R. Part 292.

“QF” means a “qualifying facility” within the meaning of PURPA.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates; provided that no Loan Party nor any Portfolio Entity will be treated as a Related Party of the Lender.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping or emptying into the environment.

“Reportable Event” means any of the events set forth in Section 4043(b) or (c) of ERISA for which notice to the PBGC has not been waived.

“Responsible Person” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person, any other individual designated as a “Responsible Person” from time to time by such Person’s board of directors or, in the event any such officer is unavailable at any time he or she is required to take any action hereunder, any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution (or equivalent); provided that the Lender is notified in writing of the identity of such Responsible Person; provided, further that, with respect to any Person that is managed by a sole member, managing member or general partner or other Person and does not have officers or other natural persons that would otherwise constitute a “Responsible Person,” any Responsible Person of the sole member, managing member or general partner of such Person shall be deemed to be a Responsible Person of such Person.

“Repayment Account” has the meaning ascribed to such term in Section 1.1 of the Depositary Agreement.

“Restricted Payment” has the meaning ascribed to such term in Section 8.2.6.

“Revenue Account” has the meaning ascribed to such term in Section 1.1 of the Depositary Agreement.

“Revenues” means all cash distributions to Borrower other than the proceeds of the ABS Transaction and the New Mezzanine Loan, and releases of reserves (and interest accruing thereon) and amounts received in connection with the termination of interest rate swap agreements, in each case as reflected on the funds flow in connection with the Amendment and Restatement Date.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Depositor” means SunStrong 2018-1 Depositor, LLC, a Delaware limited liability company.

“Securitization Issuer” means SunStrong 2018-1 Issuer, LLC, a Delaware limited liability company.

“Securitization Reorganization” means (a) the merger of the Portfolio Pledgors with and into the Managing Members and (b) those certain assignments and transfers prior to the Amendment and Restatement Date by the Borrower of the equity interests of the Managing Members to Securitization Issuer (other than the equity interests of SunPower Residential III, LLC, which shall be transferred to SunPower Residential III Holdings, LLC) pursuant to the Securitization Reorganization Documents.

“Securitization Reorganization Documents” means that certain Master Agreement to Transfer Ownership Interests, dated as of November 28, 2018, by and among Borrower, Holding Corporation, New Mezzanine Borrower, Securitization Depositor, Securitization Issuer and SunPower Residential III Holdings, LLC, as acknowledged and agreed by SCA Holdings II, LLC, SCA Holdings III, LLC, SCA Holdings IV, LLC, SCA Holdings V, LLC, SCA Holdings VI, LLC, SCA Holdings VII, LLC, SCA Holdings VIII, LLC, SCA Holdings IX, LLC, Meridian Solar Program, LLC, Naidirem Holdings, LLC, Malina Holdings, LLC, SunFront I, LLC, Sahara Solar Investment, LLC, SunPower Residential III, LLC and SunPower Access Holding, LLC, and the merger documents described therein.

“Security Documents” means the Borrower Security Agreement, the Pledgor Security Agreement, the Depositary Agreement, the Omnibus Reaffirmation and Amendment Agreement any financing statement or similar document and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

“Servicer Experience Test” means any replacement Services Provider under a Maintenance Services Agreement or Lease Servicing Agreement which satisfies each of the following requirements: (i) such Maintenance Services Agreement or Lease Servicing Agreement includes provisions which provide the applicable Loan Party the right to terminate such agreement for convenience in accordance with its terms and (ii) such replacement Services Provider is a United States Person (or an Affiliate organized in the United States of a United States Person) that (a) has owned and operated for a period of at least three (3) years, and at the time of such proposed transfer continues to own and operate, residential solar power generation facilities with an aggregate electricity output of at least two hundred fifty (250) megawatts in the United States and is recognized nationally or internationally in the solar industry as having substantial experience managing, developing and operating residential solar photovoltaic energy facilities; provided that, any Person who, directly or through its Affiliates, succeeds to, or acquires all or substantially all of Sponsor’s solar residential development business and, immediately following such transaction, employs substantially the same Persons to perform the services to be provided under the applicable Maintenance Services Agreement or Lease Servicing Agreement as the predecessor Services Provider employed immediately prior to such transaction shall be deemed to meet the requirements of this clause (a), (b) has (i) (or is an Affiliate of a Person that has) (x) a tangible net worth of $500,000,000 or higher determined in accordance with GAAP or (y) a credit rating of “BBB” or higher by S&P and “Baa2” or higher by Moody’s and (ii) provided to the Lender at least five (5) Business Days prior to such succession or acquisition such information as is necessary to ensure compliance with Section 8.2.23 and 8.2.24 and as may be requested by the Lender with respect to Section 6.1.22 as if Section 6.1.22 were required to be satisfied as a condition to such succession or acquisition, and (c) such replacement Services Provider is not a Blackout Services Provider.

“Servicer Termination Event” shall mean:

(a) failure by the Services Provider to make any payment, transfer or deposit required to be made under terms of the Maintenance Services Agreement or the Lease Servicing Agreement, as applicable, within ten (10) Business Days of the date required or any applicable cure period;

(b) an event of default (howsoever described) or right or cause to remove the applicable Services Provider arises and continues past any applicable cure period under the Maintenance Services Agreement or the Lease Servicing Agreement, respectively;

(c) an event described in Section 10.1.2 occurs with respect to any Services Provider;

(d) any (i) representation or warranty made by the Services Provider in the applicable Maintenance Services Agreement or Lease Servicing Agreement, or any financial statement or certificate, report or other writing furnished pursuant thereto, or (ii) certificate, report, any financial statement or other writing made or prepared by, under the control of or on behalf of the Services Provider shall prove to have been untrue or misleading in any material respect as of the date made; provided, however, that if any such misstatement is capable of being remedied and has not caused a Material Adverse Effect, the applicable Services Provider may correct such misstatement by curing such misstatement (or the effect thereof) and delivering a written correction of such misstatement, in a form and substance reasonably satisfactory to the Lender, within thirty (30) days of (x) obtaining Knowledge of such misstatement or (y) receipt of written notice from a Loan Party of such default;

(e) a Services Provider ceases to respectively be in the business of providing services comparable to those contemplated by Maintenance Service Agreement or the Lease Servicing Agreement, as applicable;

(f) at all times that the Sponsor or an Affiliate (including SunPower Capital) is a Services Provider, an Event of Default shall have occurred and is continuing; or

(g) termination of the Maintenance Services Agreement or Lease Servicing Agreement by a Portfolio Entity other than at its normal expiry date in accordance with its terms.

“Services Provider” means each party to Lease Servicing Agreement or Maintenance Services Agreement other than a Project Company.

“Solvent” means, with respect to any Person, that as of the date of determination both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed all of its property, at a fair valuation; (b) the Person is able to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured (taking into account the timing and amounts of cash to be received by such Person and the amounts to be payable on or in respect of obligations of such Person); (c) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (d) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (taking into account the timing and amounts of cash to be received by such Person and the amounts to be payable on or in respect of obligations of such Person); and (ii) such Person is “solvent” within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (discounted to present value at rates believed to be reasonable by such Person acting in good faith).

“Specified Equity Remedy” means the exercise of any remedy under or in connection with the Loan Documents whereby the Lender asserts or obtains ownership of, voting control over or the ability to direct the management or policies of the Borrower or any Portfolio Entity, whether via control over equity interests of any such Person, appointment or direction of officers for any such Person, direction of a Services Provider for any such Person or otherwise.

“Sponsor” means SunPower Corporation, a Delaware corporation

“Subject Claim” has the meaning ascribed to such term in Section 8.1.11(a)(i).

“Subsidiaries” means with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subordinated Debt” has the meaning ascribed to such term in the definition of Permitted Debt.

“SunPower Affiliate” means the Sponsor and any Affiliate of the Sponsor other than any Loan Party or any Portfolio Entity.

“SunPower Capital” means SunPower Capital, LLC, a Delaware limited liability company.

“Support and Indemnification Agreement” means the Amended and Restated Support and Indemnification Agreement, dated as of the Amendment and Restatement Date, among Sponsor and Hannon Armstrong Capital.

“System Transition Readiness Plan” has the meaning ascribed to such term in Section 8.1.20.

“Tax Equity Buy-Out Date” means the date that an Investor no longer holds any equity interests in the applicable Project Company or Desert Sunburst, LLC, whether as a result of the exercise of a Portfolio Entity’s call option in the applicable Project Company LLC Agreement or otherwise.

“Tax Equity Document” means (a) each Project Company LLC Agreement, (b) each Project Company LLC Agreement Guaranty and (c) each Purchase Agreement.

“UCC” means the Uniform Commercial Code as in effect in the State of California or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

“Warm Back-Up Lease Servicing Agreement” means an agreement to be entered into with a Back-Up Servicer pursuant to the Cold Back-Up Lease Servicing Agreement following the Backup Trigger Date for the performance of lease servicing upon the occurrence of certain contingencies set forth therein and other matters ancillary thereto.

“Warm Back-Up Maintenance Services Agreement” means an agreement to be entered into with a Back-Up Servicer pursuant to the Cold Back-Up Maintenance Services Agreement following the Backup Trigger Date for the performance system maintenance upon the occurrence of certain contingencies set forth therein and other matters ancillary thereto.

“Warm Back-Up Servicing Agreement” means, as applicable (a) the Warm Back-Up Lease Servicing Agreement and (b) the Warm Back-Up Maintenance Services Agreement.

Section 1.2    RULES OF CONSTRUCTION. Unless the context otherwise requires, (a) the singular of each term used in this Agreement includes the plural and the plural of each such term includes the singular, (b) the terms “Article” and “Section” refer to an article or section of this Agreement and the terms “Exhibit” and “Schedule” refer to an exhibit or schedule to this Agreement, (c) the symbol “$” refers to United States dollars or such coin or currency as at the time of payment is legal tender for the payment of public and private debts in the United States of America, (d) the words “will” and “shall” will be construed to have the same meaning and effect, (e) references to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions in the Loan Documents) and (f) with respect to any reference to a Project or Projects or Portfolio Documents, such reference shall refer to such Project, documents or agreements that relates to the applicable Project Company or other Portfolio Entity in the same Portfolio Chain as such Project Company.
Section 1.3    ACCOUNTING TERMS; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time and as applied by the accounting entity to which they refer; provided, that if Borrower notifies the Lender that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
THE LOAN
Section 2.1    THE LOAN. On the Original Closing Date, Lender made a Loan to the Borrower in the amount of One Hundred Ten Million Five Hundred Thousand Dollars ($110,500,000). After taking into account the prepayment of the Loan on the Amendment and Restatement Date with proceeds of the ABS Transaction and the New Mezzanine Loan and the capitalization of interest owing in respect of the Loan on the Amendment and Restatement Date, the outstanding principal amount of the Loan is twenty nine million seven hundred forty five thousand dollars ($29,745,000.00) and the accrued but unpaid or uncapitalized interest in respect of the Loan is $0.
Section 2.2    EFFECT OF AMENDMENT AND RESTATEMENT. This Agreement is intended to amend and supersede the Original Loan Agreement, without novation, and, solely for the convenience of reference, to restate it. Each of the parties hereto acknowledges and agrees that any reference to the “Loan Agreement” in the other Loan Documents shall mean and be references to the Original Loan Agreement as amended and restated by this Agreement. All indebtedness, liabilities and obligations of the Borrower outstanding under the Original Loan Agreement and the Notes and other documents delivered thereunder shall, to the extent not paid on the Amendment and Restatement Date, be extended and renewed so as to continue and be Obligations outstanding hereunder.
Section 2.3    NOTE. The Loan made by the Lender shall initially be evidenced by a Note and shall be due and payable in accordance with this Agreement. The Loan and interest accruing thereon shall be evidenced by the accounts and records of the Lender, which accounts and records shall be conclusive, absent manifest error.

ARTICLE III
COLLATERAL AND GUARANTIES
Section 3.1    COLLATERAL GENERALLY. The Lender made the Original Loan to the Borrower and agreed to enter into the Original Loan Agreement subject to the Loan Parties granting the Lender a prior, first, and superior continuing, and continuous security interest in the Collateral (subject to Permitted Liens), which Collateral shall constitute security and collateral for all of the indebtedness of the Loan Parties to the Lender, including all of the indebtedness incurred pursuant to this Agreement and the other Loan Documents, and more fully evidenced by the Security Documents. The Lender has agreed to enter into this Agreement subject to, among other things, the Loan Parties’ execution and delivery of the Omnibus Reaffirmation and Amendment Agreement.
Section 3.2    GUARANTIES. The Lender has agreed to enter into this Agreement subject to the Guarantors providing to the Lender the Guaranties.

ARTICLE IV
INTEREST, FEES AND CHARGES
Section 4.1    INTEREST.
4.1.1    The Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof payable on each Payment Date at a rate of interest equal to 12.0% per annum. In computing interest on the Loan, the Amendment and Restatement Date or the last Payment Date shall be included (as applicable), and the date of payment shall be excluded.
4.1.2    If an Event of Default has occurred and is continuing, if the Lender in its sole discretion so elects, Obligations, including any interest payments on the Loan and any fees or other amounts outstanding hereunder, shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other Applicable Laws) at a rate in lieu of the rate otherwise payable hereunder, equal to the Default Rate, payable on demand to the Lender. The Borrower acknowledges that the cost and expense to Lender due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.
4.1.3    Interest shall accrue from the date the applicable Obligation is incurred or payable, as applicable, until such Obligation is paid in full by Borrower. Subject to Section 4.1.4, interest accrued on the Loan shall be due and payable by the Borrower, (a) on the last Business Day of each February, May, August and November during the term hereof (each, a “Payment Date”) beginning on February 28, 2019; (b) on any date of prepayment, with respect to the principal amount of the Loan being prepaid; and (c) on the Maturity Date. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Notwithstanding the forgoing, interest accrued at the Default Rate shall be due and payable on demand.
4.1.4    If, as of any Payment Date, Borrower does not have sufficient funds available to it to pay accrued and unpaid interest that is payable on such Payment Date (any such amount for which the Borrower does not have sufficient funds, an “Interest Shortfall Amount”), Borrower shall, pursuant to a PIK Certificate delivered by Borrower to the Lender at least five (5) Business Days prior to such Payment Date, notify Lender that such accrued and unpaid interest in an amount equal to the Interest Shortfall Amount applicable for such Payment Date shall be capitalized on such Payment Date and added to the outstanding principal amount of the Loan (each such capitalization, a “PIK Requirement”); provided that, at any time in which any Event of Default has occurred and is continuing, no accrued and unpaid interest shall be capitalized and added to the outstanding principal balance of the Loan pursuant to this Section 4.1.4.
Section 4.2    FEES.
4.2.1    Fees Generally. Borrower shall pay the third-party fees, costs, and expenses of the Lender reasonably incurred in connection with monitoring and maintaining the Loan and the Collateral, on a timely basis. These expenses include, but are not limited to, reasonable and documented attorneys’ fees and all necessary recording and transfer fees, costs and expenses incurred after the Original Closing Date. In addition to the foregoing, the Borrower shall also pay the reasonable and documented third-party expenses and reasonable and documented legal fees of the Lender actually incurred in connection with the maintenance and administration of this Agreement and the other Loan Documents and all amendments or modifications thereto from time to time requested by Borrower, in each case, that are incurred after the Original Closing Date.
ARTICLE V
PAYMENTS
Section 5.1    GENERAL PAYMENT PROVISIONS.
5.1.1    General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, withholding, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender. All payments received by the Lender after 1:00 p.m. (Washington, D.C. time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue until such payment is deemed received. Payments received by Lender prior to 1:00 p.m. (Washington, D.C. time) shall be deemed received on that date and applied promptly. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be due, payable and made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. The Lender will cooperate with the Borrower to avoid withholding by providing properly executed forms or filings reasonably requested by Borrower on a timely basis.
5.1.2    Payments Accompanied by Interest. All payments in respect of the principal amount of the Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, subject to Section 4.1.4, any payments in respect of the Loan on a date when interest is due and payable with respect to the Loan) shall be applied to the payment of interest then due and payable (or in the case of any Mandatory Prepayments or optional prepayments made in accordance with this Agreement, accrued and outstanding) before application to principal; provided that, in the case of any Mandatory Prepayment pursuant to Section 5.1.4(f) any accrued and outstanding interest in respect of the principal amount of the Loan required to be so prepaid shall be capitalized to principal of the Loan as of the date of such Mandatory Prepayment.
5.1.3    Repayment of Loan. The principal amount of the Loan shall be repaid as follows: (i) on each Payment Date, in accordance with Section 5.1.4(a), and (ii) any remaining amount as well as all other amounts due and payable under the Loan Documents shall be due and payable on the Maturity Date, in each case unless payment is sooner required or accelerated pursuant to this Agreement in which case all Obligations shall be due and payable on such sooner or accelerated date.
5.1.4    Mandatory Prepayments. The Borrower shall prepay the Loan together with any interest accrued and outstanding in respect thereof in accordance with Section 5.1.2 (each of the following, a “Mandatory Prepayment”):
(a)    Excess Cash Flow. On each Payment Date, with all Excess Cash Flow as of such Payment Date.
(b)    [Reserved]
(c)    Issuance of Debt. On the date of receipt by Borrower or Project Company of any cash proceeds from incurrence of any Debt of Borrower or Project Company (other than Permitted Debt), in an aggregate amount equal to 100% of such proceeds; provided that the principal and interest prepayments required under this Section 5.1.4(c) shall be made solely from, and to the extent of funds available to the Borrower from the event giving rise to the applicable Mandatory Prepayment.
(d)    PeGu Reserve Excess Amounts. On the last Payment Date of 2020 and each second calendar year thereafter, the amount required to be applied to the prepayment of the Loan pursuant to Section 9.3.3(b), if any.
(e)    Support and Indemnification Agreement Indemnities and Section 10.1.10. On the date of receipt by Lender, all amounts paid by Sponsor pursuant to Section 3.1 or 3.3(a) of the Support and Indemnification Agreement and those amounts required to be paid in prepayment of the Loan pursuant to Section 10.1.10(a)(ii); provided that the principal and interest prepayments required under this Section 5.1.4(e) shall be made solely from, and to the extent of funds available to the Borrower from the event giving rise to the applicable Mandatory Prepayment.
5.1.5    [Reserved].
ARTICLE VI
CONDITIONS PRECEDENT
Section 6.1    CONDITIONS TO THE CLOSING. The closing and effectiveness of this Agreement is subject to the determination by Lender that the following conditions precedent have been satisfied or waived by the Lender (the date such conditions precedent are so satisfied or waived being referred to as the “Amendment and Restatement Date”):
6.1.1    Resolutions. Delivery to Lender of a copy of one or more resolutions or other authorizations, in form and substance reasonably satisfactory to Lender, of each of the Sponsor, the Pledgor, and Borrower certified as of the Amendment and Restatement Date by a Responsible Person of such Person as being true, complete, in full force and effect on the Amendment and Restatement Date and not amended, modified, revoked or rescinded, authorizing, as applicable and among other things the amendment and restatement of the Original Loan Agreement pursuant to the terms hereof, ratification of the Liens granted under the Security Documents, the Securitization Reorganization and the obligations of Sponsor under the Support and Indemnification Agreement and the execution, delivery and performance of this Agreement, the other Loan Documents and any instruments or agreements required hereunder or thereunder to which such Person is a party.
6.1.2    Incumbency. Delivery to Lender of a certificate, in form and substance reasonably satisfactory to Lender, from Sponsor, the Pledgor, and Borrower signed by the appropriate authorized officer or manager of each such Person and dated a date reasonably close to the Amendment and Restatement Date, as to the incumbency and specimen signature of each natural Person authorized to execute and deliver this Agreement, the other Loan Documents and any instruments or agreements required hereunder or thereunder to which such Person is a party, including those certificates to be delivered by such Person pursuant to this Article VI.
6.1.3    Organizational Documents. Delivery to Lender, in each case certified by a Responsible Person of Sponsor, the Pledgor or Borrower, as applicable, as being true, correct and complete on the Amendment and Restatement Date, of (a) copies of the certificate of formation, charter or other state certified constituent documents of each of Sponsor, the Pledgor, and Borrower, certified as of a date reasonably close to the Amendment and Restatement Date by the secretary of state of such Loan Party’s or Sponsor’s, as applicable, state of organization, and (b) copies of the bylaws, limited liability company operating agreement, partnership agreement or other comparable operating documents, if applicable, of each Loan Party and Sponsor.
6.1.4    Good Standing Certificates. Delivery to Lender of certificates (in so-called “long-form” if available) issued by the secretary of state of the state in which Sponsor, the Pledgor and Borrower is formed or incorporated, as applicable.
6.1.5    Third Party Approvals. Lender shall have received all information and copies of all documents and copies of any approval by any Person (including any Governmental Authority) required in connection with any transaction contemplated in any Loan Document each of which are listed on Schedule 6.1.5.
6.1.6    Loan Documents. Delivery to Lender of (a) originals of each Loan Document other than any expressly contemplated hereby to be executed and delivered after the Amendment and Restatement Date, all of which shall (i) have been duly authorized, executed and delivered by the parties thereto and in form and substance reasonably satisfactory to Lender, and (ii) be in full force and effect and accompanied by a certificate of Borrower certifying to the foregoing in accordance with Section 6.1.7, and (b) each document, certificate, or other deliverable required to be delivered under each Loan Document as of the Amendment and Restatement Date. Except as amended hereby, all Loan Documents that were executed prior to the Amendment and Restatement Date shall (i) remain duly authorized, executed and delivered by the parties thereto, and (ii) remain in full force and effect and accompanied by a certificate of Borrower certifying to the foregoing in accordance with Section 6.1.7
6.1.7    Certificate of Borrower. Delivery to Lender of a certificate, dated as of the Amendment and Restatement Date, duly executed by a Responsible Person of the Borrower, in substantially the form of Exhibit H.
6.1.8    Legal Opinions. Delivery to Lender of legal opinions with respect to the transactions contemplated hereby of counsel to Sponsor, the Pledgor and Borrower, in each case addressed to the Lender and in form and substance reasonably satisfactory to the Lender.
6.1.9    Insurance. Delivery to the Lender of evidence reasonably satisfactory to the Lender that the Portfolio Entities maintain and have in full force and effect insurance complying with terms of this Agreement and the other Loan Documents.
6.1.10    [Reserved].
6.1.11    Absence of Litigation. Except as set forth in Schedule 7.11, there are no actions, suits, investigations or proceedings by or before any Governmental Authority or arbitrator pending or, to Borrower’s Knowledge, threatened in writing by or against Borrower or any other Major Project Participant or Investor related to any Project that could be reasonably expected to have a Material Adverse Effect.
6.1.12    Payment of Fees. All taxes, fees and other costs due and payable under Section 4.2 in connection with the execution, delivery recordation and filing of the documents and instruments referred to in this Section 6.1, and in connection with, and due and payable on or before the Amendment and Restatement Date shall have been paid in full or arrangements for the payment thereof specifically approved by the Lender shall have been made; provided that, for the avoidance of doubt, the foregoing shall not include any fees payable to the Lender in connection with the Amendment and Restatement Date or (b) the fees, costs and expenses of Lender’s attorneys and consultants for all services rendered and billed prior to the Amendment and Restatement Date (other than any such fees accrued in connection with the Portfolio Documents, which shall be paid in accordance with the terms of the Portfolio Documents).
6.1.13    [Reserved].
6.1.14    Collateral Requirements. Delivery to Lender of evidence reasonably satisfactory to Lender that each Loan Party has taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings that may be necessary or, in the opinion of Lender, desirable in order to create in favor of Lender a valid and (upon such filing and recording) perfected first priority Lien in such Person’s rights, title and interest in and to the Collateral. Such actions shall include delivery to Lender of:
(a)    all pledged securities, including all certificates, agreements or instruments representing or evidencing such pledged securities, accompanied by instruments of transfer and membership interest powers undated and endorsed in blank to the extent such pledged interests are certificated;
(b)    UCC financing statements in appropriate form for filing under the UCC and such other documents under applicable Legal Judgments in each jurisdiction as may be necessary or appropriate or, in the opinion of Lender, desirable to perfect the first priority Liens created, or purported to be created, by the Security Documents; (i) certified copies of UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a date no less recent than ten Business Days before the Amendment and Restatement Date or as otherwise acceptable to Lender listing all effective financing statements, lien notices or comparable documents that name the Pledgor, Borrower or any Portfolio Entity as debtor and that are filed in state and county jurisdictions in which any such Person is organized or maintains its principal place of business and such other searches that Lender deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents or the assets of the Portfolio Entities (other than Permitted Liens) showing that upon due filing or recordation (assuming such filing or recordation occurred on the date of such respective reports), as the case may be, the security interests created under the Security Documents, with respect to the Collateral, will be prior to all other financing statements or other security documents wherein the security interest is perfected by filing or recording in respect of the Collateral, and (ii) UCC termination statements duly executed (if required) by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or other security documents disclosed in such search (other than any such financing statements, fixture filings or other security documents in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement); and
(c)    evidence reasonably satisfactory to Lender of payment or arrangements for payment by Borrower of all applicable recording taxes, stamp duties, registration fees or charges, filing costs and other similar expenses, if any, required to be paid in connection with the execution, delivery or filing of, or the perfection of any Loan Document or otherwise in connection with the Collateral.
6.1.15    No Material Adverse Effect. Since the date of the most recent audited financial statements of each Major Project Participant, no event, circumstance or condition shall have occurred and be continuing (and Lender shall have become aware of no such facts or conditions not previously known) that constitutes or could reasonably be expected to result in a material adverse effect on the business, costs, property, results of operation or financial condition of any Major Project Participant or the ability of such Person to perform its obligations under the Operative Documents.
6.1.16    Securitization Reorganization. The Lender shall have received evidence reasonably satisfactory to it that, prior to or substantially concurrently with the occurrence of the Amendment and Restatement Date the Securitization Reorganization shall have occurred pursuant to the terms of the Securitization Reorganization Documents.
6.1.17    New Mezzanine Loan Agreement; and ABS Transaction and Portfolio Loan Payoffs. Evidence that each of the following has occurred or shall occur substantially simultaneously with the Amendment and Restatement Date:
(a)    evidence that each of the Portfolio Loans (as such term is defined in the Original Loan Agreement) has been repaid in full and Liens granted in connection therewith have been released;
(b)    the Closing Date under and as defined in the New Mezzanine Loan Agreement shall have occurred and the Lender shall have advanced the New Mezzanine Loan; and
(c)    the closing under the ABS Transaction shall have occurred.
6.1.18    Representations and Warranties. Each representation and warranty of (a) each Loan Party and Sponsor under the Loan Documents and (b) Sponsor and its Affiliates under the Securitization Reorganization Documents, in each case, shall be true and correct as of the Amendment and Restatement Date (unless such representation and warranty refers to an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date) and Borrower shall have provided to Lender a certificate of a Responsible Person of Borrower that each representation and warranty of each Loan Party and Sponsor under the Loan Documents is true and correct as of the Amendment and Restatement Date (unless such representation and warranty refers to an earlier date, in which case such representation and warranty was true and correct as of such earlier date).
6.1.19    No Default. Each Loan Party and each Portfolio Entity shall be in compliance in all material respects with all the terms and provisions set forth in each Operative Document to which it is a party on its part to be observed or performed, and no Default or Event of Default exists or shall occur as a result of any of the transactions consummated as of the Amendment and Restatement Date.
6.1.20    Closing Data Tape. Delivery to the Lender of the Closing Data Tape, in form and substance satisfactory to the Lender.
6.1.21    Base Case Model. Delivery to the Lender of the Base Case Model, in form and substance satisfactory to the Lender.
6.1.22    Anti-Terrorism Compliance. At least five Business Days prior to the Amendment and Restatement Date, Lender shall have received all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations.
6.1.23    Solvency Certificate. Delivery to Lender of a certificate from a Responsible Person of each Loan Party certifying that such Loan Party is Solvent, both separately and on a consolidated basis, after giving effect to the transactions contemplated under this Agreement that will occur on the Amendment and Restatement Date.
6.1.24    Legality. No federal or state law or regulation, exists which would make the Loan, or the securing of the Loan by the Collateral, or any other aspect of the transactions contemplated herein, illegal, or which would subject the Lender or any of their Affiliates to any penalties, sanctions or fines.
6.1.25    [Reserved].
6.1.26    Insurance Consultant Report. Borrower shall have delivered or caused to be a delivered to the Lender a bring-down of the final report of the Insurance Consultant that was delivered pursuant to the Original Loan Agreement, which shall be dated reasonably near the Amendment and Restatement Date, with respect to Borrower and all Portfolio Entities, along with a reliance letter in favor of the Lender, which shall be dated reasonably near the Amendment and Restatement Date, in each case, in form and substance satisfactory to the Lender.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
Borrower (a) makes the representations and warranties in Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, 7.11, 7.12, 7.14, 7.15, 7.16, 7.17, 7.18, 7.19, 7.20, 7.21, 7.22, 7.24, 7.25 and 7.26 (the “Fundamental Representations and Warranties”) to and in favor of the Lender as of the Amendment and Restatement Date, and (b) makes the representations and warranties in this Article VII other than the Fundamental Representations and Warranties to and in favor of the Lender as of the Original Closing Date, all of which shall survive the execution and delivery of this Agreement and the Amendment and Restatement Date:
Section 7.1    ORGANIZATION. Each Loan Party is (a) duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and (b) is duly qualified as a foreign entity, and is in good standing, in each jurisdiction in which such qualification is required by law. Each Loan Party and each Portfolio Entity has all requisite corporate or limited liability company, as applicable, power and authority to (i) own or hold under lease and operate the property it purports to own or hold under lease, (ii) carry on its business as now being conducted and as now proposed to be conducted in respect of the Projects, (iii) execute, deliver and perform each Operative Document to which it is a party and (iv) take each action as may be necessary to consummate the transactions contemplated hereunder and thereunder. The Pledgor is the sole member of Borrower. The provisions of the first recital accurately describe the ownership of the Portfolio Entities. The organizational structure of the Pledgor, Borrower, the ABS Entities and each other Portfolio Entity set forth on Schedule 1 is true, complete and correct as of the Amendment and Restatement Date.
Section 7.2    AUTHORIZATION; NO CONFLICT. The execution, delivery and performance by each Loan Party of the Operative Documents to which it is a party are within its corporate or limited liability company, as applicable, power, authority and legal right and have been duly authorized by all necessary action. Each Loan Party has duly executed and delivered each Operative Document to which it is a party and neither such Person’s execution and delivery thereof nor its consummation of the transactions contemplated thereby nor its compliance with the terms thereof (a) does or will contravene the Organizational Documents, (b) does or will contravene any Legal Judgment applicable to or binding on it or any of its properties, (c) does or will contravene or result in any breach of or constitute any default under, or result in or require the creation of any Lien (other than Permitted Liens) upon any of its property under, any agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected, (d) does or will violate or result in a default under any indenture, credit agreement, loan, lease or other agreement or instrument binding upon it or its properties or any Operative Document, or (e) does or will require the consent or approval of any Person, and with respect to any Governmental Authority, does or will require any registration with, or notice to, or any other action of, with or by any applicable Governmental Authority, in each case which has not already been obtained or made or which is not required until a later date and is reasonably expected to be obtained on or prior to such date or which, if failed to be obtained, could not reasonably be expected to have a Material Adverse Effect.
Section 7.3    ENFORCEABILITY. Each of the Operative Documents to which each Loan Party or Portfolio Entity is a party is a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms and, to Borrower’s Knowledge, each other Major Project Participant which is not a Loan Party or Portfolio Entity party thereto in accordance with its respective terms except as enforceability may be limited by applicable Bankruptcy Law or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).
Section 7.4    COMPLIANCE WITH LAW. There are no violations by any Loan Party or Portfolio Entity, of any Legal Judgment (including Hazardous Substances Laws), except to the extent any such violation could not reasonably be expected to have a Material Adverse Effect. Except as otherwise have been delivered to Lender, no written notices of any material violation of any Legal Judgment (including Hazardous Substances Laws) relating to any Project have been issued, entered or received by any Loan Party or Portfolio Entity.
Section 7.5    BROKERS.
7.5.1    No Loan Party has any obligation to any Person in respect of any finder’s, broker’s or investment banking fee with respect to the Loan Documents or the transactions contemplated thereby or under any other agreement, document or instrument with any Person, other than fees payable under this Agreement.
7.5.2    No proceeds of the Loan will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Exchange Act.
Section 7.6    ADVERSE CHANGE. As of the Original Closing Date, there is no fact known to Borrower which has had or could reasonably be expected to have a Material Adverse Effect which has not been disclosed to Lender (as of such date) by or on behalf of Borrower on or prior to the Original Closing Date in connection with the transactions contemplated hereby.
Section 7.7    INVESTMENT COMPANY ACT. No Loan Party is an “investment company” or a company “controlled by” an “investment company,” that is, in either case, required to be registered under the Investment Company Act of 1940, as amended.
Section 7.8    ERISA. Either (a) there are no ERISA Plans or Multiemployer Plans for any Loan Party or any ERISA Affiliate or (b) (i) each Loan Party and each ERISA Affiliate has fulfilled its obligations (if any) under the applicable minimum funding standards of ERISA and the Code for each ERISA Plan, (ii) each such ERISA Plan is in compliance in all respects with the currently applicable provisions of ERISA, the Code and other Applicable Law, (iii) neither any Loan Party nor any ERISA Affiliate has any liability to the PBGC or an ERISA Plan or Multiemployer Plan under Title IV of ERISA (other than liability for premiums due in the ordinary course), (iv) each such ERISA Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service, or the remedial amendment period with respect thereto has not yet expired, or an application for such letter is currently being processed by the Internal Revenue Service with respect thereto, and nothing has occurred which could reasonably be expected to cause the loss of such qualification, and (v) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, except, in each subclause under Section 7.8(b), as would not reasonably be expected to result in a Material Adverse Effect. None of any Loan Party’s assets constitute assets of an employee benefit plan within the meaning of 29 C.F.R. Section 2510.3 101. To Borrower’s Knowledge, no Loan Party maintains, nor has it within the last six (6) years of its existence maintained, any employee-benefit plans that were subject to Title IV of ERISA.
Section 7.9    PERMITS.
7.9.1    All Applicable Permits and, to the Knowledge of Borrower or any Portfolio Entity, Applicable Third Party Permits (other than any such Permits required to have been obtained by or on behalf of any Investor, the Lender or any other financing party that is not an Affiliate of Borrower) have been issued and are in full force and effect and not subject to current legal proceedings or to any unsatisfied condition that could reasonably be expected to result in adverse modification or revocation, all applicable appeal periods with respect thereto have expired, except as could not reasonably be expected to have a Material Adverse Effect. The applicable Loan Party and each Portfolio Entity is in compliance in all material respects with any Applicable Permit that has been issued and, to Borrower’s or such Portfolio Entity’s Knowledge, no other Person (other than any Investor, the Lender, financing party that is not an Affiliate of Borrower or Host Customer) is in material violation of any issued Applicable Third Party Permit under which such Person is the permittee.
7.9.2    The Permits which have been obtained by a Loan Party or Portfolio Entity are not subject to any restriction, unfulfilled condition, limitation or other unmet provision that could reasonably be expected to have a Material Adverse Effect.
Section 7.10    HAZARDOUS SUBSTANCES.
7.10.1    Except as set forth in Schedule 7.10 or as could not reasonably be expected to have a Material Adverse Effect: (a) no Loan Party or Portfolio Entity is or has in the past been in violation of any Hazardous Substances Law which violation could reasonably be expected (i) to result in a liability to, or Environmental Claims against, any Borrower, any Portfolio Entity or their properties and assets, (ii) to result in an inability of any Loan Party or Portfolio Entity to perform its obligations under the Operative Documents, or (iii) to interfere with the continuing operation of the Projects; (b) no Loan Party nor, to Borrower’s Knowledge, any other Person has used, Released, threatened to Release, generated, manufactured, produced or stored any Hazardous Substances that could reasonably be expected to subject the Lender to liability, or any Loan Party to liability, under any Hazardous Substances Law; and (c) to Borrower’s or any Portfolio Entity’s Knowledge there neither is nor has been any condition, circumstance, action, activity or event that could reasonably be expected to be, or result in, a violation by any Loan Party of any Hazardous Substances Law, or to result in liability to Lender or liability to any Loan Party or Portfolio Entity under any Hazardous Substances Law or any other Environmental Claims against any Loan Party or the Lender.
7.10.2    Except as set forth on Schedule 7.10 or Schedule 7.11, (a) as of the Amendment and Restatement Date, there is no pending or, to Borrower’s or any Portfolio Entity’s Knowledge, threatened in writing, Environmental Claim by any Governmental Authority or any other Person to which Borrower or Project Company is or will be named as a party that could reasonably be expected to have a Material Adverse Effect, and (b) thereafter, there is no pending or, to Borrower’s or any Portfolio Entity’s Knowledge, threatened in writing, Environmental Claim which could reasonably be expected to have a Material Adverse Effect.
Section 7.11    LITIGATION.
7.11.1    As of the Amendment and Restatement Date, no action, litigation, suit, proceeding or investigation before or by any court, arbitrator or other Governmental Authority is pending or, to Borrower’s or any Portfolio Entity’s Knowledge, threatened in writing by or against Borrower, or any other Loan Party or Major Project Participant as relates to any Project, except as set forth on Schedule 7.11 or as could not reasonably be expected to have a Material Adverse Effect.
7.11.2    Neither Borrower nor any Portfolio Entity has Knowledge of any order, ruling, judgment or decree having been issued or proposed to be issued by any Governmental Authority that, as a result of the construction, development, ownership or operation of any Project by the applicable Portfolio Entity, or the entering into of any Operative Document or any transaction contemplated hereby or thereby, could reasonably be expected to cause or deem the Lender or the applicable Loan Party or Portfolio Entity or any Affiliate of any of them to be subject to, or not exempted from, regulation under PUHCA, or treated as an electric utility, electric corporation or public utility under the laws of the States in which the Projects are located as presently constituted and as construed by the courts of the States in which the Projects are located, respecting the rates or the financial and organizational regulation of electric utilities.
Section 7.12    NO LABOR DISPUTES; FORCE MAJEURE. Neither the business nor the properties of the Loan Parties or, to Borrower’s or any Portfolio Entity’s Knowledge, any other Major Project Participant are currently affected by any fire, explosion, accident, strike, “force majeure” (as defined in any Operative Document), lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), in each case, which could reasonably be expected to have a Material Adverse Effect.
Section 7.13    OPERATIVE DOCUMENTS.
7.13.1    Copies of the Portfolio Documents have been delivered to Lender by Borrower. All such Portfolio Documents are in full force and effect.
7.13.2    To Borrower’s or any Portfolio Entity’s Knowledge, except as disclosed to Lender in writing at or prior to the time the representation and warranty in this Section 7.13.2 is being made, the representations and warranties of the Major Project Participants and the other parties thereto contained in the Operative Documents (other than this Agreement) were true and correct in all material respects as of the date made.
Section 7.14    TAXES.
7.14.1    All federal, state, local and foreign tax returns, information statements and reports that are required to be filed by or with respect to the Loan Parties and the Portfolio Entities have been timely filed and material assessments, utility charges, fees and other governmental charges required to be paid by or with respect to the Loan Parties have been timely paid (other than those taxes, if any, that it is contesting in good faith and by appropriate proceedings in accordance with the requirements of Section 8.1.16). Neither Borrower nor any Portfolio Entity has Knowledge of any tax assessment proposed in writing against any Loan Party or Portfolio Entity which could reasonably be expected to have a Material Adverse Effect. In either case, to the extent such taxes, assessments, charges and fees are not due, the applicable Loan Party or Portfolio Entity has established cash reserves that are adequate for the payment thereof, consistent with GAAP.
7.14.2    No Loan Party intends to treat the Loan (including the incurrence thereof) as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4) or as equity.
Section 7.15    GOVERNMENTAL REGULATION.
7.15.1    Each Project is a QF. There is no pending challenge, protest, rehearing or appeal of any Project’s status as a QF. No Loan Party is subject to, or is not exempt from, regulation under PUHCA. No Loan Party or Portfolio Entity is subject to, or is not exempt from, regulation as an “electric utility”, an “electric corporation”, a “public utility” or similar term under the laws of the States in which the Projects are located.
7.15.2    Neither the Lender nor any Affiliate of the Lender will, solely as a result of the Loan Parties’ and the Portfolio Entities’ ownership, leasing or operation of the Projects, the making of the Loan, or the entering into of any Operative Document in respect of the Projects or any transaction contemplated hereby or thereby, be subject to, or not exempt from, regulation under PUHCA or under state laws and regulations respecting the rates, financial and organizational regulation of electric utilities, except that the exercise by the Lender or Affiliates of the Lender of certain remedies, as provided for under the Loan Documents or the New Mezzanine Loan Documents, may cause the Lender and its Affiliates to be subject to regulation under the FPA or PUHCA.
Section 7.16    REGULATION U, ETC. None of the Loan Parties are engaged principally, or as one of their principal or important activities, in the business of extending credit for the purpose of “buying,” “carrying” or “purchasing” any “margin stock” or “margin security” (each, as applicable, as defined in Regulations T, U or X of the Federal Reserve Board, each as now and from time to time hereafter in effect), and no part of the proceeds of the Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for the purpose of “buying,” “carrying” or “purchasing” any such margin stock or for any other purpose that entails a violation of the provisions of Regulation T, U or X.
Section 7.17    FINANCIAL STATEMENTS.
7.17.1    In the case of each financial statement of any Loan Party or Portfolio Entity and accompanying information delivered by the Loan Parties under the Loan Documents, each such financial statement and information has been prepared in conformity with GAAP applied consistently throughout the relevant periods (except as otherwise approved and disclosed therein) and fairly presents, in all material respects, the financial position of the applicable Person, as the case may be, as of the respective dates thereof and the results of operations and cash flows of such Person, as the case may be, described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure.
7.17.2    Except for the obligations under the Operative Documents to which it is a party, no Loan Party or Portfolio Entity has any Contingent Obligations, undisclosed liabilities, unmatured liabilities, contingent liability or liability for taxes, long-term lease or forward or long-term commitment (including any interest rate or foreign currency swap or exchange transaction or other financial derivative) required to be shown under GAAP that are not reflected in the foregoing financial statements or the notes thereto and which in any such case are material in relation to the business, results of operations, properties, financial condition or prospects of the Loan Parties and the Portfolio Entities.
7.17.3    No Material Adverse Effect has occurred since September 30, 2017.
7.17.4    For clarity, the representations and warranties in this Section 7.17 are not applicable to any projections or other forward-looking statements delivered by any Loan Party.
Section 7.18    NO DEFAULT. No Default or Event of Default has occurred and is continuing.
Section 7.19    ORGANIZATIONAL ID NUMBER. The Loan Parties’ organizational identification (if applicable) numbers are as follows: Pledgor: 6969851 and Borrower: 6969849.
Section 7.20    LEASES AND PROJECTS.
7.20.1    Each of the Projects was Placed In Service on or prior to the date such Project was required to be Placed In Service under any contractual obligation.
7.20.2    Each Lease and Production Guarantee in respect of a Project is in full force and effect, except as could not reasonably be expected to have a Material Adverse Effect.
7.20.3    Each Lease constitutes a “Serviced Contract” under and as defined in the applicable Cold Back-Up Lease Servicing Agreement, and is listed on Schedule A thereto as a “Serviced Contract”. Great America is performing “Standby Backup Servicing Services”, as such term is defined in the Cold Back-Up Lease Servicing Agreement, for each Lease.
7.20.4    Each Project is entitled to “Transition Event Services” under and as defined in Section 11 of Exhibit B to the Cold Back-Up Maintenance Services Agreement.
Section 7.21    INTELLECTUAL PROPERTY.
7.21.1    The Borrower and the Portfolio Entities own or have the right to use all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are necessary for the operation of their respective business, without Knowledge of any conflict with the rights of others, except as could not reasonably be expected to have a Material Adverse Effect.
7.21.2    To the Knowledge of Borrower or any Portfolio Entity, there is no violation by any of any Borrower or any Portfolio Entity right with respect to any license, patent, copyright, service mark, trademark, trade name or other right owned or used by Borrower or any Portfolio Entity, except for any such violation which could not reasonably be expected to have a Material Adverse Effect.
7.21.3    There exists no pending or, to the Borrower’s or any Portfolio Entity’s Knowledge, threatened claim or litigation against or affecting the Borrower or any Portfolio Entity contesting its right to sell or use any such product, process, method, substance, part or other material, except for any such claim or litigation which, if adversely determined, could not reasonably be expected to have a Material Adverse Effect.
7.21.4    Neither the Borrower nor any Portfolio Entity owns registered patents, copyrights or trademarks, or applications therefor.
Section 7.22    COLLATERAL. The respective liens and security interests granted to Lender pursuant to the Security Documents constitute a valid first priority security interest under the applicable UCC. The security interest granted to Lender pursuant to the Security Documents in the Collateral consisting of personal property has been perfected (i) with respect to any property that can be perfected by filing, upon the filing of financing statements in the appropriate secretary of state’s office, (ii) with respect to any property that can be perfected by control, upon execution of the Depositary Agreement or other applicable control agreement, and (iii) with respect to any certificated securities or any property that can only be perfected by possession, upon Lender receiving possession thereof, and in each case such security interest will be, as to Collateral perfected under the UCC or otherwise as aforesaid, superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of Lien of any type, assignment or otherwise, except Permitted Liens. All such action as is necessary to establish and perfect Lender’s rights in and to existing Collateral has been taken to the extent Lender’s security interest can be perfected by filing, including any recording, filing, registration, giving of notice or other similar action. Borrower has properly delivered or caused to be delivered, or provided control, to Lender all Collateral that permits perfection of the Lien and security interest described above by possession or control.
Section 7.23    BASE CASE MODEL; CLOSING DATA TAPE. The Base Case Model (a) is based on good faith estimates and assumptions believed to be reasonable at the time made, (b) includes historical data regarding the Projects and the Leases that is true and correct in all material respects and (c) is consistent with the Closing Data Tape. The information contained in the Closing Data Tape is true, correct and complete in all material respects with respect to all Projects and Leases.
Section 7.24    INSURANCE. All insurance policies then required to be maintained by the Loan Parties and the Portfolio Entities and, to Borrower’s or any Portfolio Entity’s Knowledge, each other Major Project Participant pursuant to the terms of any Operative Document are in full force and effect, and all premiums then due and payable have been paid.
Section 7.25    ANTI-TERRORISM LAW.
7.25.1    Each Loan Party, each Portfolio Entity, Sponsor and each Affiliate that is a Subsidiary of Sponsor is in compliance in all materials respects with regulations administered by OFAC (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) Executive Order 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Executive Order”) and (iii) any Applicable Laws relating to terrorism or money laundering (collectively, “Anti-Terrorism Laws”).
7.25.2    None of the Persons that Control Borrower, the Subsidiaries of such Controlling Persons and to Borrower’s Knowledge, none of the Affiliates of such Controlling Person’s and their Subsidiaries or, any brokers or other agents of any Loan Party or Portfolio Entity acting or benefiting in any capacity in connection with the Loan is any of the following: (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a Person owned 50% or more by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a Person with which Lender is prohibited from dealing by any Anti-Terrorism Law; or (iv) a Person that is named on the List of Specially Designated National and Blocked Persons.
Section 7.26    SOLVENCY. Each Loan Party and Portfolio Entity is Solvent, individually and taken as a whole, both before and after taking into account the transactions contemplated by the Loan Documents.
Section 7.27    FULL DISCLOSURE. The representations and warranties contained in this Agreement and in the other Loan Documents and all information heretofore furnished by the Loan Parties to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is true, correct and complete in every material respect and contains no untrue statement of material fact or omits no material fact necessary to make the statements contained therein, taken as a whole, not misleading in any material respect. The Loan Parties have disclosed to the Lender in writing any and all facts (except facts of general public knowledge) Known to the Loan Parties and the Portfolio Entities which materially and adversely affect the repayment of the Loan, or the business or financial condition of the Loan Parties.
Section 7.28    OWNERSHIP FOR CALIFORNIA PROPERTY TAX PURPOSES.
(a)    Prior to giving effect to the Original Reorganization and the Securitization Reorganization, (i) there has not been any Reassessment with respect to any Project or other event, condition or circumstance that could reasonably be expected to give rise to a Reassessment of any such Project, and (ii) except as set forth on Schedule 7.28, no Person is or has been an Original Co-Owner of such Project at any time.
(b)    The execution and delivery of the Original Reorganization Documents and the Securitization Reorganization, the Original Loan Agreement, this Agreement and the consummation of the transactions contemplated hereby and thereby, taken together with all transactions contemplated under the Loan Documents, do not result in a change of ownership requiring reassessment of the value of any Projects for any California state or local property tax purposes that would result in any California state or local property taxes being due and payable by any Loan Party or any Portfolio Entity, and none of the Loan Parties or any Portfolio Entity or Subsidiary or any other Person, except those set forth on Schedule 7.28, shall be considered an Original Co-Owner of any Projects.
Section 7.29    [RESERVED].

Section 7.30    FLIP DATES. As of the Original Closing Date, the Borrower has no Knowledge of any indemnification obligations, cash sweeps, diversions or defaults under the Tax Equity Documents by the Borrower or its Affiliates that could reasonably be expected to (a) delay the flip date under any Project Company LLC Agreement or, (b) in the case of Project Company LLC Agreements that do not utilize a yield based flip mechanic, materially and adversely impact the distributions to the applicable Managing Member.
[RESERVED].
Section 7.31    REBATE AMOUNTS. As of the Original Closing Date, all rebate payments that relate to the self-generation of electricity or the use of technology incorporated into a Project (excluding any environmental attributes, investment tax credits or “net metering” payments) which have been earned and are owed to either Lux Residential Solar Fund, LLC, Sunrise 2, LLC or Helios Residential Solar Fund, LLC from public utilities, but not yet paid to such Portfolio Entities, are set forth on Schedule 7.32.

ARTICLE VIII
COVENANTS
Section 8.1    AFFIRMATIVE COVENANTS. Until all Obligations have been paid in full (other than indemnity obligations not yet due and payable) in cash:
8.1.1    Use of Revenues. Unless otherwise applied by Lender pursuant to any Loan Document, the Borrower shall, and shall cause each Portfolio Entity to, apply any Revenues in the order and manner provided for in Article IX.
8.1.2    Payment.
(a)    Loan Documents. The Borrower shall, and shall cause each of its applicable Affiliates to, pay all sums due of such Person under the Loan Documents to which it is a party according to the terms hereof and thereof.
(b)    Other Obligations. The Borrower shall, and shall cause Portfolio Entity and the Pledgor to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of such Person’s obligations under the Portfolio Documents and all of such Person’s other obligations of whatever nature and howsoever arising, except such as may be contested in good faith or as to which a bona fide dispute may exist, provided that adequate cash reserves have been established for the payment thereof in the event such dispute were resolved unfavorably to the applicable Person and non-payment of such obligation pending the resolution of such contest or dispute could not reasonably be expected to result in a Material Adverse Effect.
8.1.3    Maintenance of Property. Other than property disposed of in accordance with Section 8.2.4, the Borrower shall, and shall cause each Portfolio Entity to, maintain good, legal and valid title to all of its other material properties and assets, in each case free and clear of all Liens other than Permitted Liens. The Borrower shall, and shall cause each Portfolio Entity to, generally keep all property useful and necessary in its business in all material respects in good working order and condition, ordinary wear and tear excepted.
8.1.4    Notices. The Borrower shall promptly, upon Borrower or a Portfolio Entity acquiring notice or giving notice (except as otherwise specified below), as the case may be, or obtaining Knowledge thereof, give notice (with copies of any underlying notices, papers, files or related documentation) to Lender, accompanied by a statement of a Responsible Person setting forth details of the occurrence referred to therein and stating what action (if any) Borrower (or the applicable Portfolio Entity) proposes to take with respect thereto, of:
(a)    any litigation pending or, to Borrower’s or any Portfolio Entity’s Knowledge, threatened in writing against any Loan Party involving claims against (i) any Loan Party or (ii) any Portfolio Entity, in each case in excess of $75,000 for any one claim or $500,000 in the aggregate, or involving any injunctive, declaratory or other equitable relief, such notice to include, if requested in writing by Lender, copies of all papers filed in such litigation and to be given monthly if any such papers have been filed since the last notice given;
(b)    any dispute or disputes for which written notice has been received by any Loan Party or Portfolio Entity which may exist between any such Loan Party, Portfolio Entity or any holder of an Applicable Third Party Permit and any Governmental Authority and which involve (i) claims against any Loan Party or any Portfolio Entity, in each case in excess of $75,000 for any one event or $500,000 in the aggregate, (ii) injunctive or declaratory relief, or (iii) revocation, modification, failure to renew or the like of any Applicable Permit or Applicable Third Party Permit;
(c)    as soon as possible and in any event within five (5) Business Days after the occurrence thereof, any Default or Event of Default;
(d)    any casualty, damage or loss, whether or not insured, through fire, theft, other hazard or casualty, or any act or omission of (i) Borrower or any Portfolio Entity, their employees, agents, contractors or representatives acting in connection with any Project in excess of $75,000, in each case, individually or $500,000, in the aggregate in any calendar year or (ii) to Borrower’s or any Portfolio Entity’s Knowledge, any other Major Project Participant if such casualty, damage or loss could reasonably be expected to have a Material Adverse Effect on the ability of such Person to perform its obligations under the Operative Documents to which it is a party;
(e)    any cancellation, suspension or material change in the terms, coverage or amounts of any insurance (or any notification to a Portfolio Entity by an insurance provider with respect to any of the foregoing);
(f)    any contractual obligations incurred by a Project Company in connection with any Project, not including any obligations incurred pursuant to the Portfolio Documents or Other Contracts;
(g)    any intentional withholding of compensation to, or any right to withhold compensation claimed by, any Major Project Participant or pursuant to any Portfolio Document, other than withholding provided by the express terms of any such contracts;
(h)    any (i) termination (other than expiration in accordance with its terms and any applicable Direct Agreement) of, or material default of which Borrower or any Portfolio Company has Knowledge or written notice thereof under, any Portfolio Document, and (ii) without duplication, any material dispute, relating to any Project, between any Loan Party or Portfolio Entity and any Major Project Participant;
(i)    any (i) with respect to any Project, Portfolio Entity or the Borrower, material noncompliance with any Hazardous Substances Law or any material Release, or material threat of Release, of Hazardous Substances that Borrower or a Portfolio Entity Knows has resulted or could reasonably be expected to result in personal injury or material property damage or to have a Material Adverse Effect or is required to be reported to any Governmental Authority under any Hazardous Substances Law, (ii) pending or, to Borrower’s or any Portfolio Entity’s Knowledge, threatened in writing, Environmental Claim against any Loan Party or, to Borrower’s or any Portfolio Entity’s Knowledge, any of its Affiliates, contractors, lessees or any other Persons, arising in connection with their occupying or conducting operations of any Project which Borrower or a Portfolio Entity Knows, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (iii) condition, circumstance, occurrence or event that Borrower or a Portfolio Entity Knows could result in a material liability under Hazardous Substances Laws or in the imposition of any Lien or any other restriction on the title, ownership or transferability of any Project due to such material liability, or (iv) any proposed action to be taken by the applicable Loan Party that could subject it to any material additional or different requirements or liabilities under Hazardous Substances Laws;
(j)    any material written notices, reports or information delivered to or received by any Loan Party or Portfolio Entity from the parties to the Major Project Documents or the Tax Equity Documents, other than those delivered or received in the ordinary course of business and not including any information to be provided in the monthly report delivered under Section 8.1.8(g);
(k)    any proceeding or legislation by any Governmental Authority to expropriate, condemn, confiscate, nationalize or otherwise acquire compulsorily any Loan Party, Portfolio Entity, all or any portion of the Collateral, or all or any material portion of any Loan Party’s Portfolio Entity’s business or assets (whether or not constituting an Event of Default);
(l)    the occurrence of any event, condition, circumstance or change that has caused or evidences, individually or in the aggregate, a Material Adverse Effect;
(m)    (i) within 10 days prior to the occurrence of a Reportable Event with respect to any ERISA Plan; (ii) promptly, but in no event later than 15 days, after the complete or partial withdrawal of any Loan Party or any ERISA Affiliate from a Multiemployer Plan; (iii) promptly, but in no event later than five days, after any Loan Party has Knowledge that the PBGC has instituted any proceedings to terminate any ERISA Plan or Multiemployer Plan or has taken action to appoint a trustee of any ERISA Plan under Section 4042 of ERISA; (iv) promptly, but in no event later than 10 days, after the occurrence of any event which could give rise to a Lien in favor of the IRS or the PBGC under any ERISA Plan; (v) promptly, but in no event later than 30 days, after any Loan Party has Knowledge that a Multiemployer Plan is in “critical” or “endangered” status within the meaning of Section 305 of ERISA, is insolvent or intends to terminate an ERISA Plan under Section 4041A of ERISA and (vi) promptly, but in no event later than 10 days prior to the date any Loan Party shall apply (or after any Loan Party has Knowledge that any ERISA Affiliate has applied) for a minimum funding waiver under Section 412 of the Code with respect to an ERISA Plan, a description thereof and copies of documents and materials related thereto;
(n)    any insurance claims in excess of $75,000 individually or $500,000 in the aggregate; and
(o)    any other information relating to any Loan Party or Portfolio Entity or any Project that Lender may reasonably request.
8.1.5    Financial Reporting.
(a)    Financial Statements. Borrower shall deliver to Lender, in form and detail reasonably satisfactory to Lender, the following:
(i)    As soon as practicable and in any event within 120 days after the close of each applicable fiscal year, (x) audited financial statements of Sponsor and, for so long as (1) the Tax Equity Documents to which a Project Company is subject remain in effect, and (2) such financial statements are required to be delivered pursuant to the ABS Transaction Documents and any replacement thereof, each Project Company (it being acknowledged that such requirement with respect to Sponsor may be satisfied by the delivery of the appropriate report on Form 10-K filed with the Securities and Exchange Commission) and (y) unaudited financial statements of Borrower, all prepared in accordance with GAAP consistently applied. Such financial statements shall include a statement of shareholders’ or members’ equity, a balance sheet as of the close of such year, an income and expense statement, statement of cash flows, and including, in each case, in comparative form the combined figures for the immediately preceding fiscal year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, and certified by an independent certified public accountant of nationally recognized standing selected by the Person whose financial statements are being prepared and, for Sponsor, by an independent certified public accountants of nationally recognized standing acceptable to Lender; and;
(ii)    As soon as practicable and in any event within 60 days after the end of the first, second and third quarterly accounting periods of its fiscal year (except as provided below, commencing with the fiscal quarter ending September 30, 2018), unaudited quarterly financial statements of Sponsor, Borrower and, for so long as (x) the Tax Equity Documents to which a Project Company is subject remain in effect and (y) such financial statements are required to be delivered pursuant to the ABS Transaction Documents and any replacement thereof, each Project Company as of the last day of such quarterly period and the related statements of income, cash flow, and shareholders’ or members’ equity (as applicable) for such quarterly period (it being acknowledged that such requirement with respect to Sponsor may be satisfied by the delivery of the appropriate report on Form 10-Q filed with the Securities and Exchange Commission) all prepared in accordance with GAAP consistently applied (subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosures).
(b)    Certification. Borrower shall cause to be delivered, along with any financial statements delivered pursuant to Section 8.1.5(a), a certificate signed by a Responsible Person of the Borrower, certifying, in its capacity as a Responsible Person of the Borrower and not individually, that (i) such Responsible Person has made a review of the transactions and financial condition of such Person during the relevant fiscal period and that such review has not disclosed the existence of any event or condition which constitutes a Default or Event of Default, or if any such event or condition existed or exists, the nature thereof and the corrective actions that such Person has taken or proposes to take with respect thereto, (ii) such Person is in compliance with all applicable material provisions of each Operative Document to which such Person is a party or, if such is not the case, stating the nature of such non-compliance and the corrective actions which such Person has taken or proposes to take with respect thereto, (iii) such financial statements are true and correct in all material respects with respect to Borrower, Managing Members or Project Companies, as applicable, and that no material adverse change in the consolidated assets, liabilities, operations, or financial condition of such Person has occurred since the date of the immediately preceding financial statements provided to Lender or, if a material adverse change has occurred, the nature of such change and (iv) as relevant, all information required pursuant to the Security Documents regarding perfection of Collateral (which shall be included in such certificate) or confirming that there has been no change in such information since the last prior date on which such information was provided.
8.1.6    Books, Records, Access. Borrower shall, and shall cause each Portfolio Entity to (a) maintain, or cause to be maintained, adequate books, accounts and records with respect to the Borrower, the Portfolio Entities and the Projects, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and the Portfolio Entities, and prepare all financial statements required hereunder, in each case in accordance with GAAP (subject, in the case of unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure) and in compliance with the regulations of any Governmental Authority having jurisdiction thereof; and, (b) subject to requirements of Applicable Law, safety requirements and existing confidentiality restrictions imposed upon any Loan Party by any other Person, and without requiring the relinquishment or waiver of any applicable legal privilege, permit employees or agents of Lender at any reasonable times and upon reasonable prior notice to the applicable Loan Party or Portfolio Entity (i) to examine or audit all of such Person’s books, accounts and records and make copies and memoranda thereof, (ii) to communicate with the Loan Parties’ and Portfolio Entities’ auditors outside the presence of the Loan Parties and Portfolio Entities, and (iii) to discuss the business, operations, properties and financial and other conditions of the Loan Parties and the Portfolio Entities with officers and employees of the Loan Parties and the Portfolio Entities and with their respective independent certified public accountants.
8.1.7    Compliance With Laws, Instruments, Applicable Permits, Etc. Borrower shall, and shall cause each Portfolio Entity to, promptly comply, or cause compliance, in all material respects with all Legal Judgments and Applicable Permits (including Legal Judgments and Applicable Permits relating to pollution control, environmental protection, employment practices, terms and conditions of employment, wages and hours, equal employment opportunity or employee benefit plans, ERISA Plans and employee safety, with respect to Borrower, Project Company or the Projects), and make such alterations to the Projects as may be required for such compliance; provided that, in no event shall any such non-compliance or lack of alterations that would impact no more than fifteen (15) Projects and could otherwise not reasonably be expected to result in a Material Adverse Effect constitute a breach of this Section 8.1.7.
8.1.8    Reports and Base Case Model Updates. Borrower shall:
(a)    Operating Report. Deliver to Lender within 30 days of the end of each month, summary operating reports, substantially in the form of Exhibit D-1 attached hereto with respect to each Project Company, and substantially in the form of Exhibit D-2 attached hereto with respect to the Borrower and its Subsidiaries, taken as a whole, each of which shall include, as soon as practicable, but in any event commencing with the first summary operating report required to be delivered six months after the Original Closing Date (in which case each of Exhibit D-1 and Exhibit D-2 shall be revised accordingly in a manner reasonably satisfactory to the Lender), the calculations underlying such report in a Microsoft Excel spreadsheet format, information as to under-performance of any Project, payments in respect of the Production Guarantees, identification of any Projects with delinquent payments for periods of greater than each of 30 days, 60 days, 90 days, 120 days, 180 days and 240 days, and the percentages of the remaining contract balance for such Projects.
(b)    Updates to Base Case Model. Deliver to Lender within 30 days of the end of each fiscal quarter, an update to the Base Case Model taking into account actual performance of Borrower and its Subsidiaries to date (including any flip dates under Tax Equity Documents to the extent that the applicable tracking models have been updated since the previous quarter), which shall include (i) projected Revenues, Debt Service, and O&M Costs, on an aggregate basis and for each Portfolio Chain; and (ii) to the extent applicable, a comparison of such figures to corresponding actual figures for the prior year. Such updated Base Case Model shall be, and in connection with each delivery of the updated Base Case Model, Borrower hereby represents and warrants that the projections set forth in such Base Case Model are and will be based on good faith estimates and assumptions believed to be reasonable at the time made; however, it is expressly understood that any forward looking projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries and that no assurance can be given that such projections will be realized.
(c)    Insurance. As soon as practicable notices of any material changes to the Borrower’s or any Portfolio Entity’s insurance coverage, together with any certificates in connection therewith (including, at least on an annual basis, any copies of any insurance certificates evidencing the policies of insurance required pursuant to Section 8.1.15 promptly after their receipt by the Borrower or any Portfolio Entity, as applicable).
(d)    [Reserved].
(e)    Management Letters. Promptly after the receipt thereof by Borrower or any Portfolio Entity, deliver to Lender a copy of any “management letter” received by it from its certified public accountants and the management’s responses thereto.
(f)    Organizational Documents. Promptly provide Lender copies of any Organizational Documents (delivered pursuant to Section 6.1.3) that have been amended or modified in accordance with the terms hereof and deliver a copy of any notice of default given or received by any Loan Party or Portfolio Entity under any Organizational Document within 10 days after such Person gives or receives such notice.
(g)    Reports. Concurrently with its delivery to each Investor, provide to Lender a copy of each report, tracking model update and material correspondence as and when delivered to each Investor.
(h)    Capital Contributions. Borrower shall provide evidence that capital contributions required to be made to each Project Company under each Project Company LLC Agreement on or prior to the Amendment and Restatement Date have been made on a timely basis.
(i)    Additional Information. Provide to Lender promptly upon request such reports, statements, lists of property, accounts, budgets, forecasts and other information concerning any Loan Party, any Portfolio Entity and the Projects and, to the extent reasonably available, the Major Project Participants and at such times as Lender shall reasonably require.
8.1.9    Existence, Conduct of Business, Properties, Etc. Except as otherwise expressly permitted under this Agreement, the Borrower shall, and shall cause each Portfolio Entity to, (a) maintain and preserve their existence and all material rights, privileges and franchises necessary in the conduct of its business, (b) perform (to the extent not excused by force majeure events or the nonperformance of the other party and not subject to a good faith dispute) all of its material contractual obligations under the Portfolio Documents, (c) maintain all Applicable Permits and use commercially reasonable efforts to cause all Major Project Participants to maintain all Applicable Third Party Permits, except to the extent that any such failure to maintain could not reasonably be expected to have a Material Adverse Effect and (d) otherwise continue to engage in business of the same general type as now conducted by it.
8.1.10    [Reserved].
8.1.11    Indemnification.
(a)    Borrower shall indemnify, defend and hold harmless the Lender, and its Related Parties (collectively, the “Indemnitees”) from and against, and indemnify and reimburse the Indemnitees for the following:
(i)    any and all claims, obligations, liabilities, losses, damages, injuries (to Person, property, or natural resources), penalties, stamp or other similar taxes, actions, suits, judgments, costs and expenses (including reasonable attorney’s fees) of whatever kind or nature, whether or not well founded, meritorious or unmeritorious (“Liabilities”), payable to third parties, that have been incurred by, or demanded, asserted, claimed or awarded against any such Indemnitee directly arising out of or in connection with (A) any Operative Documents, (B) the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, and (C) the Loan or the use of the proceeds therefrom (collectively, “Subject Claims”), except, with respect to any Indemnitee, Subject Claims by Borrower against such Indemnitee with respect to which Borrower prevails in a final and non-appealable judgment by a court of competent jurisdiction; provided that Subject Claims shall not include any Liabilities for which a Portfolio Entity has an obligation, whether through indemnity or otherwise, under any New Mezzanine Loan Document;
(ii)    any and all Subject Claims arising in connection with any Environmental Claims, whether foreseeable or unforeseeable, including all costs of removal, investigation, remediation and disposal of any Hazardous Substances, together with all reasonable costs required to be incurred in (A) determining whether any Project or any Person is in compliance with Hazardous Substances Law and (B) causing any Project or any Person to be in compliance, with all applicable Legal Judgments under Hazardous Substances Law, all reasonable costs associated with claims for damages to personnel or property, reasonable and documented attorneys’ and consultants’ fees, investigation and laboratory fees, response costs and court costs (but Borrower shall have no obligation to indemnify and hold harmless any Indemnitees for any special, indirect, consequential or punitive damages pursuant to this Section 8.1.11(a)(ii)); and
(iii)    any and all Subject Claims in any way relating to, or arising out of or in connection with any claims, suits or liabilities against any Loan Party or Portfolio Entity or any of their Affiliates to the extent related to any Project or the transactions contemplated by the Operative Documents.
(b)    The foregoing indemnities shall not apply with respect to an Indemnitee, to the extent determined by final and non-appealable judgment of a court of competent jurisdiction to have arisen as a result of the gross negligence or willful misconduct of such Indemnitee or its Affiliated Indemnitees, but shall continue to apply to other Indemnitees.
(c)    The provisions of this Section 8.1.11 shall survive the termination of this Agreement, the exercise of any remedies by the Lender under the Loan Documents (including any foreclosure upon all or any portion of the Collateral in accordance with the terms of the Loan Documents) and satisfaction or discharge of the Obligations under the Loan Documents, and shall be in addition to any other rights and remedies of any Indemnitee.
(d)    In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall notify Borrower of the commencement thereof, and Borrower shall be entitled, at its expense, acting through counsel reasonably acceptable to such Indemnitee, to participate in, and, to the extent that Borrower desires, to assume and control the defense thereof. Such Indemnitee shall be entitled, at its expense, to participate in any action, suit or proceeding the defense of which has been assumed by Borrower. Notwithstanding the foregoing, Borrower shall not be entitled to assume and control the defenses of any such action, suit or proceedings against an Indemnitee if and to the extent that, in the reasonable opinion of such Indemnitee and its counsel, such action, suit or proceeding involves the potential imposition of criminal liability upon such Indemnitee or a conflict of interest between such Indemnitee and Borrower or between such Indemnitee and another Indemnitee (unless such conflict of interest is waived by the affected Indemnitees), and in such event (other than with respect to disputes between such Indemnitee and another Indemnitee) Borrower shall pay the reasonable expenses of such Indemnitee in such defense.
(e)    If Borrower has assumed the defense of any action, suit or proceeding pursuant to Section 8.1.11(d), Borrower shall promptly report to such Indemnitee on the status of such action, suit or proceeding as material developments shall occur and from time to time as requested by such Indemnitee. Borrower shall deliver to such Indemnitee a copy of each document filed or served on any party in such action, suit or proceeding, and each material document which Borrower possesses relating to such action, suit or proceeding.
(f)    Notwithstanding Borrower’s rights hereunder to control certain actions, suits or proceedings, if any Indemnitee reasonably determines that failure to compromise or settle any Subject Claim made against such Indemnitee is reasonably likely (based on written advice of legal counsel) to subject such Indemnitee to civil, criminal or administrative penalties, to result in the loss, suspension or impairment of a license or Permit held by such Indemnitee or to cause material damage to such Indemnitee’s reputation, such Indemnitee shall be entitled to compromise or settle such Subject Claim (in consultation with Borrower) with respect to the Indemnitee(s) only.
(g)    Any amounts payable by Borrower pursuant to this Section 8.1.11 shall be regularly payable within 30 days after Borrower receives an invoice for such amounts from any applicable Indemnitee, and if not paid within such 30 day period shall bear interest at the Default Rate.
(h)    Notwithstanding anything to the contrary set forth herein, Borrower shall not, in connection with any one legal proceeding or claim, or separate but related proceedings or claims arising out of the same general allegations or circumstances, in which the interests of the Indemnitees do not materially differ, be liable to the Indemnitees (or any of them) under any of the provisions set forth in this Section 8.1.11 for the fees and expenses of more than one separate firm of lead attorneys and a number of firms of “local counsel” equal to the number of jurisdictions involved (which firms shall be selected by the affected Indemnitee, or upon failure to so select, by Lender).
(i)    Subject to the provisions of this Section 8.1.11, any of Borrower’s indemnification obligations pursuant to Section 8.1.11(a) that arise out of or in connection with or by reason of, or in connection with a preparation of a defense of, any investigation, litigation or proceeding shall be, in each case, binding upon Borrower regardless of whether such investigation, litigation or proceeding is brought by any Loan Party or Portfolio Entity or its respective directors, officers, shareholders or creditors or any Indemnitee or whether any Indemnitee or any other Person is otherwise a party thereto.
(j)    Nothing in this Section 8.1.11 shall constitute a release by Borrower of any claims that it has as a result of a breach or a default by any Indemnitee of their respective obligations under any Loan Document.
8.1.12    Utility Regulation. The Borrower shall, and shall cause each Project Company to take or cause to be taken all necessary or appropriate actions so that (a) the QF status of the Projects shall remain valid and effective and shall qualify such Project Company for the exemptions from regulation set forth in 18 C.F.R. § 292.601 and § 292.602, (b) Borrower and each Portfolio Entity other than the Project Companies shall not be subject to, or shall be exempt from, regulation (i) under PUHCA, or (ii) rate, financial or organizational regulation as an “electric utility”, “electric corporation”, “public utility” or any similar term under the laws of the States in which the Projects are located.
8.1.13    Operation and Maintenance of each Project; Annual Operating Budget.
(a)    The Borrower shall, and shall cause each Portfolio Entity to, keep the applicable Projects, or cause the same to be kept, in good operating condition consistent with the standard of care set forth in the Applicable Permits and Applicable Third Party Permits, Legal Judgments and the Operative Documents, and make or cause to be made all repairs (structural and non-structural, extraordinary or ordinary) necessary to keep such Projects in such condition except to the extent that any such failure to keep any such Project in good operating condition would not reasonably be expected to have a Material Adverse Effect.
(b)    The Borrower shall, and shall cause each Portfolio Entity to, operate the applicable Projects, or cause the same to be operated, in a manner consistent with Prudent Industry Practices except to the extent that any such failure to cause any such Project to operate consistently with Prudent Industry Practices would not reasonably be expected to have a Material Adverse Effect.
(c)     60 days prior to the beginning of each subsequent calendar year, Borrower shall submit an operating plan and a budget, reasonably detailed by quarter and by Portfolio Chain, of anticipated revenues and anticipated expenditures, including Debt Service, deposit of reserves to any reserve accounts required under the Portfolio Documents, proposed dividend payments or other distributions, reserves and all anticipated O&M Costs (including reasonable allowance for contingencies) applicable to the Projects for the ensuing calendar year (or, in the case of the initial Annual Operating Budget, partial calendar year), substantially in the form of Exhibit K (each such annual operating plan and budget, including the initial Annual Operating Budget, an “Annual Operating Budget”). Each Annual Operating Budget shall be subject to the approval of Lender, such approval not to be unreasonably withheld, conditioned or delayed. Borrower shall prepare a final Annual Operating Budget no less than 15 days in advance of each subsequent calendar year.
(d)     The Borrower shall, and shall cause Project Company to, operate and maintain the Projects, or cause the Projects to be operated and maintained, with expenditures in amounts not to exceed, for all Projects in the aggregate, (a) for each Annual Operating Budget category 10% (on a year-to-date basis) and (b) for all Annual Operating Budget categories 5% (on a year-to-date basis), in each case of the amounts budgeted therefor as set forth in the then-current Annual Operating Budget as approved or deemed approved by Lender pursuant to Section 8.1.13(c) above; provided that, subject to Section 8.2.12, Borrower may propose an amendment to the Annual Operating Budget for Lender’s approval if at any time Borrower cannot comply with this requirement (and Lender shall consider each such amendment in good faith and shall not unreasonably withhold, condition or delay its consent to the approval of any such amendment). Pending any approval required under this Section 8.1.13(d) of any Annual Operating Budget or amendment thereto in accordance with the terms of this Section 8.1.13(d), Borrower shall use commercially reasonable efforts to operate and maintain the Projects, or cause the Projects to be operated and maintained, within the then-current Annual Operating Budget (it being acknowledged that if a particular calendar year’s Annual Operating Budget has not been approved by the time periods provided in Section 8.1.13(c), then the then-current Annual Operating Budget shall be deemed to be the Annual Operating Budget in effect prior to the delivery of the proposed final Annual Operating Budget pursuant to Section 8.1.13(c)).
8.1.14    Preservation of Rights; Further Assurances.
(a)    Portfolio Documents. The Borrower shall, and shall cause each Portfolio Entity to, maintain in full force and effect, perform the obligations of the applicable Person under, preserve, protect and defend the material rights of the applicable Person under and take all reasonable action necessary to prevent termination (except by expiration in accordance with its terms) of each and every Portfolio Document and to enforce any material right of Borrower thereunder. Borrower shall cause all contributions required to be made to any Portfolio Entity under each Project Company LLC Agreement to be made from an account of an Affiliate of Borrower other than the Borrower and the Portfolio Entities.
(b)    Preservation of Collateral. From time to time promptly, upon the reasonable request of Lender, Borrower shall, and shall cause Holding Corporation to, execute, acknowledge or deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded in an appropriate governmental office, all such notices, statements, instruments and other documents (including any memorandum of lease or other agreement, financing statement, continuation statement, certificate of title or estoppel certificate) supplemental to or confirmatory of the Security Documents, relating to the Loan and consistent with the Loan Documents, and take such other steps as may be deemed by Lender necessary or reasonably advisable to render fully valid and enforceable under all Applicable Laws the rights, liens and priorities of the Lender with respect to all Collateral and other security from time to time furnished under the Loan Documents or intended to be so furnished, or for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Security Document or under this Agreement, or obtain any consents or waivers as may be necessary or reasonably appropriate in connection therewith, in each case in such form and at such times as shall be reasonably requested by Lender, and pay all reasonable fees and expenses (including reasonable and documented attorneys’ fees) incident to compliance with this Section 8.1.14(b). Upon the exercise by Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that Lender may reasonably require.
(c)    Collateral Notices, Reports and Information. Borrower shall comply with the notice, reports and information covenants set forth in Section 4(g) of the Borrower Security Agreement.
(d)    Further Assurances. Upon the request of Lender, the Borrower shall, and shall cause Holding Corporation to, execute and deliver all documents as shall be necessary or that Lender shall reasonably request in connection with the rights and remedies of Lender under the Operative Documents, and perform, such other reasonable acts as may be necessary to carry out the obligations under and uphold the rights of the parties to the Loan Documents. Upon the request of Lender, not more than one time per fiscal quarter and not more than three times during the term of this Agreement for each Project Company, the Borrower shall deliver to the Lender a duly executed and completed Lease Certificate. Notwithstanding anything herein to the contrary, the delivery of such certificate by Borrower (i) other than any Event of Default that may arise under Section 10.1.12(b) hereof, shall not give rise to any cause of action against Borrower or any Affiliate of Borrower, either under this Agreement or by the terms of the certificate itself and (ii) no other Person shall be entitled to rely on any matter set forth therein without the express written consent of Borrower.
(e)    [Reserved].
(f)    Applicable Permits. The Borrower shall, and shall cause each Portfolio Entity to, maintain all Applicable Permits except where the loss of such Applicable Permit could not reasonably be expected to have a Material Adverse Effect.
(g)    Proper Legal Form. Borrower shall, and shall cause each Portfolio Entity to, take all such further action within its control required to ensure that each of the Operative Documents is in proper legal form under the laws of the respective governing laws selected in such Operative Document for the enforcement thereof in such jurisdictions without any further action on the part of Lender.
8.1.15    Maintenance of Insurance.
(a)    Insurance Requirements. Borrower shall cause each Project Company to maintain in full force and effect, the policies of insurance required in Schedule 8.1.15 hereto.
8.1.16    Taxes, Other Government Charges and Utility Charges. Subject to the second sentence of this Section 8.1.16, the Borrower shall, and shall cause each Portfolio Entity to, timely file all federal and other material tax returns (taking into account any extensions granted with respect to filing the same) and pay, or cause to be paid, as and when due (taking into account any extensions granted with respect to the same) and prior to delinquency, all federal and other material taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to the Borrower, any Portfolio Entity or the Projects, including sales and use taxes and real estate taxes, all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Projects, and all assessments and charges lawfully made by any Governmental Authority for public improvements that may be secured by a Lien on the Projects. Subject to the restrictions and requirements of Section 8.2.22, the applicable Loan Party or Portfolio Entity may contest in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when the applicable Loan Party or Portfolio Entity is in good faith contesting the same, so long as (a) reserves to the extent required by GAAP have been established in an amount sufficient to pay any such taxes, assessments or other charges, accrued interest thereon and potential penalties or other costs relating thereto, or other adequate provision for the payment thereof shall have been made and maintained at all times during such contest, (b) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest, (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is promptly paid after resolution of such contest and (d) such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of the Projects title thereto or any interest therein and shall not interfere in any material respect with the use or disposition of the Projects, except, in the case of this clause (d), as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
8.1.17    Hazardous Substances Laws. The Borrower shall, and shall cause each Portfolio Entity to (a) comply with, and use commercially reasonable efforts to ensure compliance by all tenants, licensees and invitees, if any, with all applicable Hazardous Substances Laws and obtain and comply with, and maintain, and use commercially reasonable efforts to ensure that all tenants, licensees and invitees obtain and comply in all material respects with, and maintain all Permits required by applicable Hazardous Substances Laws; (b) conduct and complete, or cause to be conducted and completed, all investigations, studies, sampling and testing, and all clean-up, remedial, removal, recovery and other actions required by a Governmental Authority of Project Company pursuant to Hazardous Substances Laws; (c) promptly comply in all material respects with final binding orders and directives of all Governmental Authorities in respect of Hazardous Substances Laws, except to the extent that the same are being contested in good faith by appropriate proceedings; and (d) operate in compliance with applicable Hazardous Substances Laws, Permits and Legal Judgments, and in accordance with good industry practices, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
8.1.18    [Reserved].
8.1.19    Project Company Distributions. Borrower shall cause the Portfolio Entities to make distributions to Borrower at least once per quarter, provided that there is cash available to distribute and such distributions are permitted by the applicable Tax Equity Documents, the New Mezzanine Loan Documents and the ABS Transaction Documents.
8.1.20     System Transition Readiness Plan. Borrower shall, and shall cause each Portfolio Entity to, comply with the System Transition Readiness Plan attached hereto as Exhibit J (such summary, the “System Transition Readiness Plan”). Subject to Section 8.1.22(c), at all times until the repayment in full of the Obligations, the Borrower shall, and shall cause each Portfolio Entity, the Sponsor, the Provider and each Services Provider to, comply in all material respects with the terms of the System Transition Readiness Plan. Subject to Section 8.1.22(c), the Borrower shall, and shall cause each Portfolio Entity, the Sponsor, the Provider and each Services Provider to, maintain each Cold Back-Up Servicing Agreement in full force and effect in accordance with its terms unless and until it is replaced by a Warm Back-Up Servicing Agreement in accordance with Section 8.1.21 or otherwise with the consent of the Lender.
8.1.21    Warm Back-Up Servicing. Subject to Section 8.1.22(c), if the Backup Trigger Date occurs and is continuing, then within thirty (30) days of the occurrence of the Backup Trigger Date, Borrower shall deliver to the Lender the applicable executed Warm Back-Up Servicing Agreement in form and substance reasonably acceptable to the Lender; provided, that the Lender agrees to extend the deadline for delivery of such Back-Up Servicing Agreement for a period not to exceed an additional ten (10) days if Borrower is unable to deliver such agreement despite the exercise of the Borrower’s commercially reasonable efforts to do so. Subject to Section 8.1.22(c), from and after the execution of the applicable Warm Back-Up Servicing Agreement the same will be maintained in full force and effect in accordance with its terms unless and until the same is replaced on terms reasonably acceptable to the Lender.
8.1.22    Termination of Servicer.
(a)    Subject to Section 8.1.22(c), in the event that a Servicer Termination Event occurs and is continuing after an applicable Warm Back-Up Servicing Agreement has been executed, the Lender, if not prohibited by the applicable Portfolio Documents, may direct Borrower to direct any Project Company to deliver notice to the applicable Services Provider under the applicable Maintenance Services Agreement or Lease Servicing Agreement and to the Back-Up Servicer under the applicable Back-Up Servicing Agreement, triggering the transition process for the replacement of such Services Provider under the applicable Back-Up Servicing Agreement. Subject to Section 8.1.22(c), in such case the Borrower shall, and shall cause the applicable Project Company to, immediately take all such action necessary (including the delivery of notice) to terminate each such Services Provider and transition to a replacement Services Provider acceptable to the Lender, which shall include the Back-Up Servicer in respect of the services included in the applicable Back-Up Servicing Agreement.
(b)    Subject to Section 8.1.22(c), in the event that (i) a Servicer Termination Event occurs after an applicable Warm Back-Up Servicing Agreement has been executed and (ii) any Portfolio Entity or Borrower has the right to terminate the Maintenance Services Agreement or Lease Servicing Agreement under the Portfolio Documents without incurring liability, the Lender may deliver notice to the Borrower requiring it to trigger the transition process for the replacement of the Services Provider under the applicable Back-Up Servicing Agreement. Subject to Section 8.1.22(c), in such case the Borrower shall immediately take all such action necessary (including the delivery of notice) to terminate the applicable Services Provider and transition to the Back-Up Servicer in respect of the “services” included in the applicable Back-Up Servicing Agreement and, to the extent incremental scope exists, another replacement Services Provider acceptable to the Lender. Following a Servicer Termination Event, the Borrower shall only exercise any approval or consent right held by Borrower or any Portfolio Entity to object to or veto the identity of a replacement Services Provider (or any candidate for such role) or the terms and conditions of a replacement Maintenance Services Agreement or replacement Lease Servicing Agreement, with the prior written consent of the Lender (such consent not to be unreasonably withheld, conditioned or delayed).
(c)    Following the replacement of a Services Provider in accordance with Section 8.1.22(a) or 8.1.22(b), the provisions of Sections 8.1.20, 8.1.21, 8.1.22(a) and 8.1.22(b) shall cease to be effective with respect to the applicable services performed by such Services Provider, provided, however, that the applicable Warm Back-Up Servicing Agreement will be maintained in full force and effect in accordance with its terms unless and until the same is replaced with a permanent service agreement on terms reasonably acceptable to the Lender.
8.1.23    Managing Member Call Rights. Each Managing Member shall exercise its call option set forth in the Tax Equity Documents to which it is a party on or prior to the date that such call option expires. In connection with the foregoing, on the Tax-Equity Buy-Out Date associated with such Managing Member’s interest, Borrower shall cause such Managing Member to amend and restate the relevant Project Company LLC Agreement (or similar agreement) in form and substance reasonably satisfactory to the Lender to provide that such Managing Member is the sole member thereof.
8.1.24    Separateness of Borrower. The Borrower has, and at all times shall, maintain at least one (1) Independent Member, who shall be selected by the Member of the Borrower.
Section 8.2    NEGATIVE COVENANTS. Until all Obligations have been paid in full (other than indemnity obligations not yet due and payable) in cash, without the prior written consent of Lender:
8.2.1    Contingent Obligations. Except as provided in the Loan Documents, Borrower shall not, and shall not permit any Portfolio Entity to, become liable as a surety, guarantor, accommodation endorser or otherwise, for or upon the obligation of any other Person or incur any Contingent Obligations; provided, that this Section 8.2.1 shall not be deemed to prohibit or otherwise limit the occurrence of Permitted Debt.
8.2.2    Limitations on Liens. Borrower shall not, and shall not permit any Portfolio Entity to, create, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except Permitted Liens.
8.2.3    Debt. Borrower shall not, and shall not permit any Portfolio Entity to, incur, create, assume or permit to exist, directly or indirectly, any Debt except Permitted Debt. Borrower shall not, and shall not permit any Portfolio Entity to, make any payments under any Subordinated Debt.
8.2.4    Sale or Lease of Assets. Borrower shall not, and shall not permit any Portfolio Entity to, sell, lease, assign, transfer or otherwise dispose of assets or fail to use commercially reasonable efforts to enforce (in a manner consistent with its ordinary course of business and past practices) its rights and remedies in respect of any of its assets (including the Leases), whether now owned or hereafter acquired, except, (a) any transfer of funds expressly required or permitted under Article IX of this Agreement and (b) solely in the case of any Portfolio Entity (i) the sale, assignment, transfer or disposition in the ordinary course of its business and at fair market value, (ii) to the extent that such asset is unnecessary, worn out or no longer useful or usable in connection with the operation or maintenance of the Projects, the sale, assignment, transfer or disposition of such asset at fair market value, and (iii) any Project Company may abandon (including allowing the termination of the applicable Leases or failure to pay the Production Guarantee in respect of) up to and including thirty (30) Projects, not to exceed four hundred (400) Projects in the aggregate for all Project Companies, without payment of Fair Market Value under the applicable Lease if such abandoned Project has suffered a material damage, loss, taking or condemnation, by giving notice thereof to Lender, whereupon such abandoned Project shall no longer be deemed a Project hereunder (each, an “Abandoned Project”). Borrower shall not, and shall not permit any Portfolio Entity to, enter into any sale and leaseback transactions.
8.2.5    Changes. Borrower shall not, and shall not permit any Portfolio Entity to, (a) change the nature of its business or expand its business beyond the business contemplated in the Operative Documents or activities incidental thereto or take any action, whether by acquisition or otherwise, which would constitute or result in any material alteration to the nature of such business; (b) establish, create or acquire any Subsidiaries (other than the Portfolio Entities purported to be owned by such Person as of the Amendment and Restatement Date); or (c) directly or indirectly, change its legal form or any of its Organizational Documents (including by the filing or modification of any certificate of designation), a Project Company LLC Agreement (other than the termination thereof in connection with unwinding of a tax equity investment) or any agreement to which it is a party with respect to its ownership interests or otherwise terminate, amend or modify any such Organizational Document, a Project Company LLC Agreement (other than the termination thereof in connection with unwinding of a tax equity investment) or agreement or any provision thereof, or enter into any new agreement with respect to its ownership interests, other than any such amendments, modifications or changes or such new agreements to which the prior consent of Lender has been obtained or which are not adverse in any material respect to the interests of the Lender or which could have any adverse effect on the Lender’s ability to exercise any Specified Equity Remedy (subject to Section 10.2(a)) after an Event of Default that otherwise could be exercised by the Lender if there were an Event of Default immediately after the effectiveness of this Agreement.
8.2.6    Restricted Payments. Other than the distributions in connection with the proceeds of the ABS Transaction and the New Mezzanine Loan, and releases of reserves (and interest accruing thereon) and amounts received in connection with the termination of interest rate swap agreements, in each case in accordance with the funds flow agreed between the Lender and Borrower in connection with the Amendment and Restatement Date, Borrower shall not directly or indirectly, make or declare any distribution (in cash, property or obligation) on, or other payment on account of, any interest in Borrower (each, a “Restricted Payment”).
8.2.7    Investments. Borrower shall not, and shall not permit any Portfolio Entity to (a) make any investments (whether by purchase of stocks, bonds, notes, obligations or other securities, loan, extension of credit, advance, making of capital contributions or otherwise) other than (i) Permitted Investments, (ii) the ownership by Borrower and its Subsidiaries of the membership interests in their Subsidiaries as of the Amendment and Restatement Date or as otherwise consented to by the Lender and (iii) the making of any capital contributions to Portfolio Entities otherwise in compliance with this Section 8.2.7(a); or (b) own any equity interest in, lend money, extend credit or make advances to, or any deposits with (other than deposits or advances in relation to the payment for services in the ordinary course of business), or make deposits with, any Person other than, in each of (a) and (b) (x) deposits into the Accounts held at the Depositary that are otherwise permitted pursuant to the Loan Documents and (y) transactions contemplated by Section 8.1.23 or the Operative Documents, including any capital contributions or shareholder loans permitted under a Project Company LLC Agreement so long as any such shareholder loan is Permitted Debt of a Project Company hereunder.
8.2.8    Transactions with Affiliates. Borrower shall not, and shall not permit any Portfolio Entity to, directly or indirectly enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates or for the benefit of an Affiliate without the prior approval of Lender, except for (a) the Major Project Documents in effect on the Amendment and Restatement Date, the Tax Equity Documents and the transactions contemplated thereby, (b) the Loan Documents, the Original Reorganization Documents, the Securitization Reorganization Documents and the transactions contemplated thereby, (c) Restricted Payments otherwise made in accordance with the terms of this Agreement and (d) any employment, non-competition or confidentiality agreement entered into by any Portfolio Entity with any of its employees, officers, agents or directors in the ordinary course of business. Borrower shall not cause, and shall cause each Portfolio Entity to not, enter into any transaction or agreement (whether written or oral) of any kind whatsoever with or pursuant to which it guarantees any obligations of or pledges any actions in respect of Borrower, any Affiliate of Borrower (other than a Portfolio Entity) or any other Portfolio Entity that is not in the same Portfolio Chain as such Portfolio Entity.
8.2.9    Margin Loan Regulations. Borrower shall not, and shall not permit any Portfolio Entity to, directly or indirectly apply any part of the proceeds of the Loan, any cash equity contributions received by Borrower or other funds or revenues to the “buying,” “carrying” or “purchasing” of any margin stock within the meaning of Regulations T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder.
8.2.10    Partnerships, Separateness Etc.
(a)    Borrower shall not, and shall not permit any Portfolio Entity to (a) become a general or limited partner in any partnership or a joint venturer in any joint venture, (b) create and hold any equity interest in any Subsidiary (other than each of its Subsidiaries as of the Amendment and Restatement Date), (c) engage in any business other than owning and operating the applicable Projects and related activities, (d) fail to maintain separate bank accounts and separate books of account, (e) fail to cause its liabilities to be readily distinguishable from the liabilities of the other Portfolio Entities and the other Affiliates of the Borrower, (f) fail to conduct its business solely in its own name in a manner not misleading to other Persons as to its identity, (g) fail to make all oral and written communications (if any), including letters, invoices, purchase orders, contracts, statements, and applications solely in its name or (h) have any employees.
(b)    Borrower shall not acquire or own any assets other than the Accounts, the membership interests in Holding Corporation, its contractual interests in any Loan Document to which it is a party and the books and records associated therewith.
(c)    Borrower shall not permit any ABS Entity or any Managing Member to perform any activities other than ownership of the membership interests in its respective Subsidiaries as of the Amendment and Restatement Date and activities related to such ownership to cause or permit its Subsidiaries to take actions or engage in other activities that are permitted or required pursuant to the terms of this Agreement (except as may be permitted in connection with an ABS Transaction);
(d)    Borrower shall not permit any Project Company to perform any activities other than the following, in each case in accordance with the provisions hereof: (a) own the Projects owned by such Project Company as of the Amendment and Restatement Date, (b) maintain, operate and, if permitted hereunder, sell or otherwise dispose of such Projects or any substantial part thereof, (c) operate such Projects in compliance with the provisions of Section 48 of the Code and (d) carry on any and all activities incidental or related to the foregoing in accordance with this Agreement and the other Operative Documents that relate to such Project Company.
8.2.11    Dissolution; Merger. Borrower shall not, and shall not permit any Portfolio Entity to, (a) wind up, liquidate or dissolve its affairs, (b) combine, merge or consolidate with or into any other entity, or (c) purchase or otherwise acquire all or substantially all of the assets of any Person, except in connection with the purchase of any Investor’s interests in a Project Company made in accordance with the terms of the applicable Tax Equity Documents.
8.2.12    Amendments; Replacements. Borrower shall not, and shall not permit any Portfolio Entity to, amend, modify, supplement or waive, accept, or permit or consent to the termination, amendment, modification, supplement or waiver of any of the material provisions of, or give any material consent under any of the Portfolio Documents, except as may be approved by the Lender; provided, that the extension of the term of a Major Project Document on substantially the same terms and conditions then in effect shall not require the approval of the Lender. Borrower shall not enter into any replacement Major Project Document without the consent of the Lender, not to be unreasonably withheld, conditioned or delayed.
8.2.13    Name and Location; Fiscal Year. Borrower shall not, and shall not permit any Portfolio Entity to, change its name, its jurisdiction of organization, the location of its principal place of business, its organization identification number, its fiscal year or, except as required by GAAP, its accounting policies or reporting practices.
8.2.14    Assignment. Borrower shall not, and shall not permit any Portfolio Entity to, assign its rights or obligations under any Operative Document to any Person, except pursuant to the Security Documents or as contemplated in Section 8.2.4.
8.2.15    Accounts. Borrower shall not, and shall not permit any Portfolio Entity to, maintain, establish or use any account (other than the Accounts and the Portfolio Entity Accounts owned by such Portfolio Entity).
8.2.16    Hazardous Substances. Borrower shall not, and shall not permit any Portfolio Entity to, Release any Hazardous Substances in violation of any Hazardous Substances Laws, Legal Judgments or Applicable Permits, except for (a) temporary unplanned exceedances not allowed under a Project’s Permits, which temporary unplanned exceedances could not reasonably be expected to have a Material Adverse Effect and which the applicable Person is diligently and in good faith attempting to correct and (b) unintentional violations with respect to which (i) the Release is not continuing or reasonably likely to re-occur and is not reasonably susceptible to prevention or cure, and (ii) there are no unsatisfied reporting and/or remediation requirements under applicable Hazardous Substances Laws, Legal Judgments or Applicable Permits.
8.2.17    Contracts. Borrower shall not, and shall not permit any Portfolio Entity to, enter into or become a party to any contract in respect of the Projects (other than, in the case of Project Companies only, Leases with Host Customers and Other Contracts) after the Closing without obtaining consent from Lender, which consent shall not be unreasonably withheld, conditioned or delayed.
8.2.18    Assignment By Third Parties. Without prior consent of the Lender, which consent shall not be unreasonably withheld, conditioned or delayed, Borrower shall not, and shall not permit any Portfolio Entity to, consent to the assignment of any obligations under any Major Project Document or any Tax Equity Document by any counterparty thereto (other than collateral assignments by an Investor in connection with any bona fide financing transactions).
8.2.19    Acquisition of Real Property. Borrower shall not, and shall not permit any Portfolio Entity to, acquire or lease any real property or other interest in real property unless deemed necessary or desirable by Borrower for the ownership and operation of a Project; provided that, nothing in this Section 8.2.19 shall be deemed to prohibit any Portfolio Entity from entering into, enforcing or enjoying customary rights in respect of access to Project sites that are contained in the Leases.
8.2.20    ERISA. Borrower shall not, and shall not permit any Portfolio Entity to, maintain any employee benefit plans subject to ERISA.
8.2.21    Lease Obligations. Borrower shall not, and shall not permit any Portfolio Entity to, create, incur, assume or suffer to exist any obligations as lessee for the rent or hire of any property under leases.
8.2.22    Disputes. Borrower shall not, and shall not permit any Portfolio Entity to, agree, authorize or otherwise consent to any proposed settlement, resolution or compromise of any litigation, arbitration or other dispute with any Person, including without limitation a disallowance of any ITCs, without the prior authorization of Lender if such proposed settlement, resolution or compromise could reasonably be expected to result in a Material Adverse Effect. In furtherance of the foregoing, Borrower shall, and shall cause each Portfolio Entity to, notify the Lender of any (a) IRS Audit or Assessment within 5 days of receipt by the Borrower or such Portfolio Entity, (b) communications with the IRS, including settlement discussions, and (c) settlement, resolution or compromise of any IRS Audit or Assessment; provided, however that this Section 8.2.22 shall not apply to the extent it would conflict with the such Portfolio Entity’s rights and obligations under the applicable Portfolio Documents. Borrower agrees to make reasonable best efforts to (i) review Lender’s role under this Section 8.2.22 with respect to IRS Audits and Assessments and (ii) and at the sole discretion of Borrower, amend this Section 8.2.22 to include any consent or participation rights Borrower concludes are commercially acceptable.
8.2.23    Anti-Terrorism Law; Anti-Money Laundering.
(a)    Borrower shall not, and shall not permit any Portfolio Entity to, directly or indirectly, knowingly (a) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 7.25.2, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, in violation of Anti-Terrorism Law; or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to the Lender any certification or other evidence requested from time to time by Lender in its reasonable discretion, confirming such Persons’ compliance with this Section 8.2.23(a).
(b)    Borrower shall not, and shall not permit any Portfolio Entity to, cause or permit any of the funds that are used to repay the Loan to be derived from any unlawful activity with the result that the making of the Loan would be in violation of law applicable to the Borrower or any Portfolio Entity.
8.2.24    Embargoed Persons.
(a)    (i) Borrower shall not, and shall not permit any Portfolio Entity to, engage in activities that would cause Borrower or any Portfolio Entity to become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of the Executive Order, or (ii) engage in any dealings or transactions prohibited by Section 2 of the Executive Order to the extent such dealings are in violation of Anti-Terrorism Law, or be otherwise associated with any such Person in any manner violative of such Section 2.
(b)    Borrower shall not, and shall not permit any Portfolio Entity to, cause or permit (a) any of the funds or properties that are used to repay the Loan to constitute property of, or be beneficially owned directly or indirectly by, any Person identified on the “List of Specially Designed Nationals and Blocked Persons” maintained by OFAC (“Embargoed Person”), with the result that the investment in the Borrower or any Portfolio Entity (whether directly or indirectly) is prohibited by law, or the Loan made by the Lender would be in violation of law, or (2) the Executive Order, any related enabling legislation or any other similar executive orders, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Projects, the Borrower and any Portfolio Entity, with the result that the investment in the Projects or Borrower or any Portfolio Entity (whether directly or indirectly) is prohibited by law or the Loan is in violation of Anti-Terrorism Laws.
ARTICLE IX
ACCOUNTS
Section 9.1    ACCOUNT WITHDRAWALS, TRANSFERS AND PAYMENTS.
9.1.1    General Procedures.
(a)    For every withdrawal, transfer or payment from any Account, Borrower shall execute and deliver to Lender an Account Withdrawal Request and a proposed Account Withdrawal Instruction related thereto. Borrower shall submit, together with each set of Account Withdrawal Documents, appropriate documentation or materials reasonably requested by Lender to enable it to substantiate the withdrawals and transfers specified in the applicable Account Withdrawal Request and the other matters described therein. If the Borrower shall fail to deliver an Account Withdrawal Request for any Payment Date at least four days prior to such Payment Date, Borrower shall be deemed to have delivered to the Lender for such Payment Date an Account Withdrawal Request that is substantially the same as for the prior Payment Date.
(b)    Upon receipt of such Account Withdrawal Documents, Lender shall promptly review such Account Withdrawal Documents. Lender (after consulting with Borrower) may elect (i) not to approve part, and, accordingly, may reduce the amount of, any individual withdrawal, transfer or payment requested in any Account Withdrawal Request if Lender reasonably determines that Borrower has not provided all of the appropriate documentation contemplated by Section 9.1.1(a) to properly document and support the making of such part of the requested withdrawal, transfer or payment, or (ii) to approve part or the whole of any individual withdrawal, transfer or payment requested in any Account Withdrawal Request but make such withdrawal, transfer or payment requested subject to further conditions if Lender determines that Borrower has not met the requirements hereunder for the funding of such requested withdrawal, transfer or payment. If Lender does not approve (such approval not to be unreasonably withheld, conditioned or delayed) any Account Withdrawal Documents or shall approve any Account Withdrawal Document but subject to certain conditions, Lender shall promptly so notify Borrower (such notice to specify in reasonable detail the reasons for not approving or for such additional conditions with respect to such Account Withdrawal Documents), and Borrower shall then be permitted to submit a revised set of Account Withdrawal Documents to Lender or agree to meet such conditions with respect to any Account Withdrawal Document subject to any conditions, as applicable.
(c)    If in Lender’s reasonable judgment such Account Withdrawal Documents are consistent with the terms hereof, subject to Lender’s approval of the amounts and other details provided therein, Lender shall execute and deliver the applicable Account Withdrawal Instruction to Depositary pursuant to the terms of the Depositary Agreement. Borrower agrees that Lender may direct Depositary to transfer any or all sums on deposit in or credited to any Account directly into the accounts identified by Borrower in each Account Withdrawal Request without further authorization from Borrower; provided that if Borrower has notified Lender that it is contesting a claim for payment in accordance with Section 8.1.2(b) and the other applicable Operative Documents, Lender shall not be entitled to directly pay any amount being contested, except (i) any portion of such amount which is not being contested by Borrower or (ii) payments which Lender reasonably believes if not promptly made could reasonably be expected to have a Material Adverse Effect.
9.1.2    Account Withdrawal Documents. A set of Account Withdrawal Documents shall be deemed properly delivered by Borrower to Lender if such Account Withdrawal Documents have been properly completed to the satisfaction of Lender and delivered in accordance with the applicable time requirements set forth herein and Section 3.1 of the Depositary Agreement. Unless specifically stated herein, all Account Withdrawal Instructions are to be completed by Borrower and submitted to Lender for approval and signature and then forwarded by Lender to Depositary in accordance with the applicable time requirements set forth herein and the provisions of the Depositary Agreement. To the extent that any directions to Depositary or any requested actions by Depositary under this Article IX require actions to be taken by Borrower and Borrower fails to perform such actions, or if any Account Withdrawal Documents submitted by Borrower are incorrect or if an Event of Default has occurred and is continuing or would occur based on Borrower’s failure to submit, or to submit accurate and necessary, Account Withdrawal Instructions, Lender is entitled to perform such actions by completing and executing an Account Withdrawal Instruction and delivering such Account Withdrawal Instruction to Depositary in accordance with the terms of the Depositary Agreement.
9.1.3    Repayment of Loan in Full. In connection with any anticipated repayment in full of the Loan that is otherwise permitted pursuant to the terms of this Agreement, Borrower may submit a set of Account Withdrawal Documents to Lender requesting Lender to direct Depositary to transfer or apply all remaining monies in the Accounts to the repayment of the Loan on the anticipated date thereof. After approving a set of Account Withdrawal Documents (or any revision thereof), Lender shall execute and deliver to Depositary the applicable Account Withdrawal Instruction within two Business Days of Lender’s receipt of such Account Withdrawal Request.
Section 9.2    REVENUE ACCOUNT.
9.2.1    Deposits into Revenue Account. Borrower shall deposit or cause to be deposited into the Revenue Account all Revenues (it being acknowledged and agreed that, to the extent any amounts referred to this Section 9.2.1 are received directly by Lender or Depositary (a) upon receipt of any such amounts, Lender shall deposit, or shall cause the Depositary to deposit, such amounts into the Revenue Account as contemplated by this Section 9.2.1, and (b) the obligation of Borrower under this Section 9.2.1 to deposit any such amounts into the Revenue Account shall be deemed satisfied upon such deposit to the Revenue Account).
9.2.2    Disbursements from Revenue Account.
(a)    The applicable Account Withdrawal Request shall request Lender to direct Depositary to transfer or apply monies on deposit in the Revenue Account only to a proposed application of Revenues consistent with the terms hereof, which shall be subject to Lender’s approval of the amounts and other details provided therein. After approving a set of Account Withdrawal Documents (or any revision thereof), Lender shall execute and deliver to Depositary the applicable Account Withdrawal Instruction at least one Business Day prior to the applicable Payment Date.
(b)    Pursuant to Account Withdrawal Documents, amounts on deposit in the Revenue Account (other than amounts required to remain on deposit in or credited to the Revenue Account pursuant to the first sentence of each of Section 9.2.2(c) and 9.2.2(d)) shall be applied to the following uses, in the following amounts, at the following times, and in the following order of priority to the extent funds are available therefor:
(1)    On each Payment Date, to the payment of all fees, expenses and indemnities then payable to the Depositary and any reimbursable amounts under Section 4.2.1 then payable to Lender, in each case, in connection with the Loan Documents;
(2)    On each Payment Date, to the payment of amounts currently payable to Lender of fees and charges in connection with the Loan Documents;
(3)    On each Payment Date, so long as no Default or Event of Default has occurred and is continuing, to Pledgor in an amount equal to any fees, expenses and other amounts that are currently payable by Pledgor, including fees and expenses payable to the Manager (as that term is defined and used under that certain Management Agreement, dated as of November 5, 2018, by and between SunPower Capital Services, LLC and Pledgor) and to third party accounting and legal service providers (the “Pledgor Fees and Expenses”), in each case, as reflected in the applicable Annual Budget (as that term is defined and used under the Pledgor LLC Agreement); provided that, in no event shall the Pledgor Fees and Expenses due and payable pursuant to this Section 9.2.2(b)(3) exceed $472,500 in any fiscal year (the “Pledgor Fee Cap”); provided, further, that beginning with the first anniversary of the Amendment and Restatement Date, and annually thereafter, such Pledgor Fee Cap shall increase by two and thirty-five one-hundredths percent (2.35%);
(4)    On each Payment Date, to the PeGu Reserve Account, the amount necessary to fund the PeGu Reserve Account with the PeGu Reserve Required Amount for such Payment Date;
(5)    On each Payment Date, to the payment of interest on the Loan, and on other amounts accruing interest under the Loan Documents; and
(6)    On each Payment Date, an amount equal to all amounts remaining in the Revenue Account, after giving effect to the withdrawals and transfers contemplated to be made pursuant to clauses (1) through (5) above (such amount, the “Excess Cash Flow”) to the prepayment of the principal of the Loan pursuant to Section 5.1.4(a), provided that, on the Discharge Date, all remaining cash shall be paid as directed by the Borrower.
Section 9.3    PEGU RESERVE ACCOUNT.
9.3.1    Establishment of PeGu Reserve Account. The PeGu Reserve Account shall be established pursuant to Section 2.1(a) of the Depositary Agreement.
9.3.2    Deposits into PeGu Reserve Account. Amounts shall be deposited in the PeGu Reserve Account from time to time in accordance with Section 9.2(b)(3).
9.3.3    Disbursements from the PeGu Reserve Account. Pursuant to Account Withdrawal Documents or as set forth in this Section 9.3.3, amounts may be withdrawn and transferred from the PeGu Reserve Account:
(a)    on each Payment Date after the first anniversary of the Amendment and Restatement Date, so long as SunPower Corporation, Systems, the Sponsor or any other SunPower Affiliate is an obligor with respect to the applicable Performance Guarantee and the Sponsor or a SunPower Affiliate is acting as Services Provider to the applicable Project Company under the applicable Maintenance Services Agreement, to such Person, 30% of the amount necessary to reimburse such Person for any payments such Person has made under, or in connection with, the Performance Guarantees (all such payments, “PeGu Payments”), an amount equal to the aggregate amount of all such PeGu Payments, to the extent that sufficient funds are then on deposit in or credited to the PeGu Reserve Account; and
(b)    on the last Payment Date of 2020 and each second calendar year thereafter, to the extent funds on deposit in or credited to the PeGu Reserve Account remain after making any withdrawals and transfers pursuant to Section 9.3.3(a) and such funds exceed the PeGu Reserve Required Amount for such Payment Date, to the Lender for the prepayment of the Loan in accordance with Section 5.1.4(d);
in each case, as set forth in an Account Withdrawal Request pursuant to which Borrower shall request Lender to direct Depositary to transfer or apply monies on deposit in the PeGu Reserve Account only to a proposed application consistent with the terms of clause (a) and (b), as applicable (which, if amounts are requested to be withdrawn and transferred from the PeGu Reserve Account pursuant to clause (a) above, shall include reasonably detailed evidence of the applicable PeGu Payments having been made), which shall be subject to Lender’s approval of the amounts and other details provided therein, not to be unreasonably withheld, conditioned or delayed. After approving a set of Account Withdrawal Documents (or any revision thereof), Lender shall execute and deliver to Depositary the applicable Account Withdrawal Instruction at least one Business Day prior to the applicable date on which such withdrawal and transfer is to be made. To the extent the Borrower does not, for any reason, submit an Account Withdrawal Request for any Payment Date or include in any Account Withdrawal Request a request for transfer or application of funds in the PeGu Reserve Account in accordance with Section 9.3.3(a), the Sponsor or any of its Affiliates may submit a direct written request for the release of funds from the PeGu Reserve Account and Lender shall treat the same as an Account Withdrawal Request solely with respect to the requested transfers. Requests for transfer of funds from the PeGu Reserve Account by the Sponsor or the Borrower in accordance with this Section 9.3.3 shall be honored by the Lender notwithstanding the existence of a Default or Event of Default or any other circumstance (other than accuracy thereof or failure to present reasonably detailed evidence of the applicable PeGu Payments that is consistent with the amounts requested to be transferred from the PeGu Reserve Account).
Section 9.4    [RESERVED].
Section 9.5    REPAYMENT ACCOUNT.
9.5.1    Establishment of Repayment Account. The Repayment Account shall be established pursuant to Section 2.1(a) of the Depositary Agreement.
9.5.2    Deposits into Repayment Account. Until the Discharge Date, Borrower shall immediately deposit into the Repayment Account the amount of any Mandatory Prepayment other than any Excess Cash Flow that is applied directly to the prepayment of the Loan in accordance with Section 9.2.2(b)(5).
9.5.3    Disbursements from the Repayment Account. Lender will be the only Person that is permitted to direct disbursements from the Repayment Account. Lender shall execute and deliver to Depositary the applicable Account Withdrawal Instruction directing that amounts in the Repayment Account be transferred to the Lender for repayment or prepayment of the Loan. Amounts in the Repayment Account shall be transferred to the Lender as soon as practicable after the applicable Account Withdrawal Instruction is delivered by the Lender pursuant to this Section 9.5.3.
Section 9.6    [RESERVED].
Section 9.7    PROCEEDS AND ACCOUNTS. Borrower shall not have any rights or powers with respect to any monies or accounts or Account except to have funds on deposit therein applied or invested in accordance with this Agreement and as set forth in the Depositary Agreement. Lender is hereby authorized to reduce to cash any Permitted Investment (without regard to maturity) in order to make any application required by any section of this Article IX or otherwise pursuant to the Loan Documents. Upon the occurrence of an Event of Default, subject to the provisos of Section 10.2(b)(ii), the Lender shall have all rights and powers with respect to the Accounts as it has with respect to any other Collateral and may apply funds on deposit in the Accounts (other than, for so long as the Sponsor or an Affiliate of the Sponsor is party to, or liable in connection with, any outstanding Performance Guarantee, the PeGu Reserve Account) to the payment of interest, principal, fees, costs, charges or other amounts due or payable to the Lender in such order as Lender may elect in its sole discretion.
Section 9.8    PERMITTED INVESTMENTS. Until the Discharge Date, Borrower shall cause to be invested all amounts held in the Accounts only in Permitted Investments as directed by and at the expense and risk of Borrower.
ARTICLE X
EVENTS OF DEFAULT
Section 10.1    EVENTS OF DEFAULT. Each of the following constitutes an “Event of Default”:
10.1.1    Payment Default. If the Borrower defaults on any of its (a) payments of principal hereunder or (b) for more than three (3) Business Days, any other monetary obligations due and owing hereunder, including interest and fees.
10.1.2    Bankruptcy; Insolvency. Any Bankruptcy Event shall occur with respect to any Loan Party, Sponsor, any Portfolio Entity, Hannon Armstrong Capital while the Hannon Armstrong Capital Guaranty is in effect or any other Major Project Participant (other than an Affiliate of the Lender); provided that, in the event that a Bankruptcy Event shall occur with respect to a Services Provider that is SunPower Capital or another Affiliate of Sponsor, such Bankruptcy Event shall not constitute an Event of Default hereunder at any time that any Bankruptcy Exclusion Event shall have been and remain satisfied (as reasonably determined by the Lender).
10.1.3    Defaults Under Other Debt.
(a)    Any Loan Party or Portfolio Entity shall default for a period beyond any applicable grace period (i) in the payment of any principal, interest or other amount due under any agreement or instrument involving Debt (other than the Debt hereunder) in excess of $150,000, (ii) in the observance or performance of any other agreement or condition relating to such Debt or contained in any agreement or instrument evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit any holder of such Debt (or a trustee or agent of such holder or beneficiary) to cause, such Debt to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise), provided that no Event of Default shall exist under this Section 10.1.3(a) until all applicable grace periods in the underlying agreement or instrument have expired, or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof.
(b)    There shall exist an Event of Default under and as defined in either (i) that certain Loan Agreement, dated as of November 5, 2018, by and between SunStrong Capital Acquisition OF, LLC and SunStrong Capital Lender 2 LLC; or (ii) the New Mezzanine Loan Agreement.
10.1.4    Judgments. Final judgments or orders for the payment of money shall be entered against any Loan Party or any Portfolio Entity in excess of $500,000, individually or in the aggregate (in each case, after deducting the among of any insurance proceeds received or expected, to the extent payment of such proceeds of the amount of the final judgment or order has not been disputed by the insurer), (a) which is vacated, stayed, discharged or, if required for appeal, bonded pending such appeal, within 45 days after its entry or, in the case of a stayed and/or bonded judgment, the judgment is affirmed on appeal, (b) the execution of it is effectively stayed within 45 days after its entry unless, after the entry of such stay, there shall be a period of more than 30 consecutive days during which the execution of such judgment is not effectively stayed or (c) it is satisfied within 45 days after its entry. Any non-monetary judgment or order shall be entered against any Loan Party or Portfolio Entity that could reasonably be expected to have a Material Adverse Effect other than a judgment or order, which is discharged within 45 days after its entry unless, after the entry of such stay, there shall be a period of not more than 30 consecutive days during which the execution of such judgment is not effectively stayed.
10.1.5    ERISA. If any Loan Party, any Portfolio Entity or any ERISA Affiliate should establish, maintain, contribute to or become obligated to contribute to any ERISA Plan and (a) a Reportable Event shall have occurred with respect to any ERISA Plan and, within 30 days after the reporting of such Reportable Event to Lender by Borrower and the furnishing of such information as the Lender may reasonably request with respect thereto, the Lender shall have notified Borrower that (i) the Lender has made a determination that, on the basis of such Reportable Event, there are reasonable grounds for the termination of such ERISA Plan by the PBGC or for the PBGC to ask for the appointment by the appropriate United States District Court of a trustee to administer such ERISA Plan and (ii) as a result thereof, an Event of Default exists hereunder; or (b) a trustee shall be appointed by a United States District Court to administer any ERISA Plan; or (c) the PBGC shall institute proceedings to terminate any ERISA Plan; or (d) a complete or partial withdrawal by Borrower, any Portfolio Entity or any ERISA Affiliate from any Multiemployer Plan shall have occurred and, within 30 days after the reporting of any such occurrence to the Lender by Borrower (or the Lender otherwise obtaining knowledge of such event) and the furnishing of such information as the Lender may reasonably request with respect thereto, the Lender shall have notified Borrower that the Lender has made a determination that, on the basis of such occurrence, a Default or Event of Default exists hereunder. Notwithstanding any other provision of this Section 10.1.5, no Default or Event of Default shall be deemed to occur under this Section 10.1.5 unless (i) an event described in this Section 10.1.5 shall have occurred, (ii) such occurrence is reasonably expected to result in direct liability of Borrower or any Portfolio Entity, and (iii) any notice required by Lender described in such subclause has been provided in accordance with this Section 10.1.5.
10.1.6    Ownership of Projects. Any Project Company shall cease to be the sole owner of the Projects owned by it as of the Amendment and Restatement Date except (i) in connection with the exercise of purchase rights of the applicable Host Customers as provided in the Leases or (ii) as a result of a destruction, condemnation or taking thereof.
10.1.7    Breach of Terms of Agreement.
(a)    Defaults Without Cure Periods. Any Loan Party shall fail to perform or observe any of the covenants set forth in Section 2.4, 8.1.1, 8.1.4(c) or (d), 8.1.9(a) or 8.1.15 of this Agreement.
(b)    Defaults With 10/30 Day Cure Periods. Any Loan Party shall fail to perform or observe any of the covenants set forth in Article VIII of this Agreement (other than in Sections of such Articles specifically listed in Section 10.1.7(a)), and such failure shall continue unremedied for a period of (x), with respect to Section 8.2, 10 days, or (y) with respect to Section 8.1, 30 days, in each case after the earlier of any Loan Party (i) becoming aware thereof or (ii) receiving notice thereof from Lender.
(c)    Other Defaults. Any Loan Party or Guarantor shall fail to perform or observe any of the agreements set forth herein or in any Loan Document not otherwise specifically provided for in Section 10.1.7(a), Section 10.1.7(b) or elsewhere in this Article X, and such failure shall continue unremedied for a period of 30 days after the earlier of any Loan Party, Portfolio Entity or Guarantor becomes aware thereof or receives notice thereof from Lender; provided, that, if (i) such failure does not consist principally of the failure to pay money and cannot be cured within such 30 day period, (ii) such failure is susceptible of cure within 90 days, (iii) such Loan Party is proceeding with diligence and in good faith to cure such failure, (iv) the existence of such failure has not had and could not, after considering the nature of the cure, be reasonably expected to have a Material Adverse Effect, and (v) Lender shall have received an officer’s certificate signed by a Responsible Person to the effect of clauses (i), (ii), (iii) and (iv) above and stating what action such Loan Party is taking to cure such failure, then such 30 day cure period shall be extended to such date, not to exceed a total of 90 days, as shall be necessary for such Loan Party diligently to cure such failure.
10.1.8    Loss of Collateral. Any Person other than the Lender attaches or institutes proceedings to attach all or any part of the Collateral, and any such proceeding or attachment or any judgment Lien against any such Collateral (other than Permitted Liens) (i) remains unlifted, unstayed or undischarged for a period of 30 days or (ii) is upheld in a final nonappealable judgment of a court of competent jurisdiction.
10.1.9    Regulatory Status.
(a)    A Project shall fail to maintain its status as a QF, (ii) a Project’s QF status shall be revoked or cancelled by FERC or (iii) a Project Company shall fail to qualify for any of the exemptions from regulation under 18 C.F.R. § 292.601 or § 292.602, and either (x) shall fail to obtain a similar exemption, or (y) shall fail to obtain any required authorizations from FERC or applicable state regulatory authority required as a result of its loss of exemption.
(b)    A Loan Party or Portfolio Entity or any of its “affiliates” as such is defined in PUHCA, becomes subject to, or no longer exempt from, regulation by FERC as an “electric utility company”, “public-utility company”, or “holding company”, as each of these terms is defined in PUHCA.
10.1.10    California Property Tax Matters. The representation and warranty in Section 7.28 proves to have been untrue, false or misleading in any material respect as of the time made or any Person shall take or fail to take any action or otherwise create, permit or suffer to exist any event, circumstance or occurrence that would cause or causes a Loan Party or any of its Subsidiaries to be an Original Co-Owner (except those listed for such Project on Schedule 7.28) of any Projects or which would trigger or triggers a change of ownership requiring reassessment of the value of any Projects for any California state or local property tax purposes (a “Reassessment”); provided that, any action, inaction, event, circumstance or occurrence that would otherwise give rise to an Event of Default pursuant to this Section 10.1.10 shall not give rise to an Event of Default if and to the extent that (a) (i) Sponsor takes all actions required under the Support and Indemnification Agreement with respect to any SunPower Indemnity Obligations that result or could reasonably be expected to result from such Reassessment and (ii) notwithstanding the amount paid pursuant to clause (i), Sponsor makes or causes to be made a prepayment of the Loan as may be necessary to show (to the reasonable satisfaction of the Lender) that, immediately after giving effect to such prepayment, the projected date of the Discharge Date is not expected to occur later than the Maturity Date, as shown in the Base Case Model, updated for actual performance and changes between the Amendment and Restatement Date and the date of such prepayment (including the impact of the Reassessment and Sponsor’s payments pursuant to clause (i)), (b) assuming full performance of the Sponsor’s obligations under Section 3 of the Support and Indemnification Agreement, such Reassessment could not reasonably be expected to cause any Portfolio Entity to have insufficient cash flows to make regularly scheduled payments and/or repay any Indebtedness under any Portfolio Documents as and when the same are due and payable and (c) assuming full performance of the Sponsor’s obligations under Section 3 of the Support and Indemnification Agreement, such Reassessment could not reasonably be expected to cause a breach, default or event of default (however so phrased) under any Portfolio Documents.
10.1.11    Loan Document Matters. At any time after the execution and delivery thereof, (a) any Loan Document or any material provision hereof or thereof (i) ceases to be in full force and effect or to be valid and binding on any party thereto other than a Secured Party (other than by reason of the satisfaction in full of the Obligations or any termination of a Loan Document in accordance with the terms hereof or thereof), or is assigned or otherwise transferred (except as otherwise required or expressly permitted hereunder or thereunder) or is prematurely terminated by any party thereto (other than the Lender), (ii) is or becomes invalid, illegal or unenforceable, or any party hereto or thereto (other than the Lender) repudiates or disavows or takes any action to challenge the validity or enforceability of such agreement, (iii) is declared null and void by a Governmental Authority of competent jurisdiction, or (iv) fails to or ceases to provide the rights, powers and privileges purported to be created thereby or hereby, (b) any of the Security Documents, once executed and delivered, shall fail to provide to Lender the Liens, first priority security interest, rights, titles, interest, remedies permitted by law, powers or privileges intended to be created thereby (including the priority intended to be created thereby), or (c) any authorization or approval by any Governmental Authority necessary to enable any Loan Party to comply with or perform its Obligations or otherwise perform in accordance with the terms of the Loan Documents shall be revoked, withdrawn or withheld, or shall otherwise fail to be issued or remain in full force and effect.
10.1.12    Misstatements; Omissions.
(a)    Subject to Section 10.1.12(b), any representation or warranty made or deemed made by any Loan Party or any Guarantor in any Loan Document (other than Section 7.28 hereof, defaults in respect of which are governed by Section 10.1.10) to which such Person is a party or any Portfolio Entity in any Lease Certificate delivered by such Portfolio Entity, or in any separate statement, certificate or document delivered to the Lender under any Loan Document to which such Person is a party, proves to have been untrue, false or misleading in any material respect as of the time made, deemed made, confirmed or furnished; provided that, any such misstatement or omission that contravenes this Section 10.1.12(a) shall not give rise to an Event of Default hereunder if (i) such representation or warranty was not known to be false at the time that it was made (ii) such statement has not had a Material Adverse Effect and (iii) to the extent that the conditions causing such misrepresentation or breach are capable of being remedied, the applicable Loan Party remedies such conditions within fifteen (15) Business Days after a Loan Party or the applicable Portfolio Entity becoming aware or receiving notice of such untrue, false or misleading representation or warranty.
(b)    Notwithstanding the foregoing, any misrepresentation or breach that would otherwise give rise to an Event of Default pursuant to Section 10.1.12(a) shall not give rise to an Event of Default if and to the extent that Sponsor takes all actions required under the Support and Indemnification Agreement with respect to such misrepresentation or breach within ten (10) Business Days after a Loan Party or the applicable Portfolio Entity becoming aware or receiving notice of such untrue, false or misleading representation or warranty (subject to any cure period provided pursuant to Section 10.1.12(a)).
10.1.13    Major Project Documents.
(a)    Portfolio Entity Defaults. Any Portfolio Entity shall be in breach of, or in default of any obligation under a Major Project Document or a Tax Equity Document and is not otherwise waived by the applicable counterparty and such breach or default shall not be remediable or, if remediable, shall continue unremedied for such period of time under such Major Project Document or such Tax Equity Document which the Portfolio Entity has available to it in which to remedy such breach or default, unless such breach or default could not reasonably be expected to have a Material Adverse Effect.
(b)    Third Party Defaults. Any Person other than a Portfolio Entity shall be in breach of, or in default of any material obligation under or repudiate, disavow, a Major Project Document or a Tax Equity Document and such breach or default shall not be remediable or, if remediable, shall continue unremedied for a period beyond the applicable grace period and commercially reasonable extensions thereof granted in consultation with Lender; provided, however, that with respect to any breaches or defaults caused by the Services Provider, such breaches or defaults shall be cured to the extent the applicable Project Company causes the performance of the applicable Services Provider’s duties to be transferred to (or such duties are otherwise transferred to) a Back-Up Servicer under the applicable Back-Up Servicing Agreement or enters into a replacement agreement (in form and substance reasonably acceptable to Lender) within thirty (30) days.
(c)    Termination. At any time after the execution and delivery thereof, (a) any Major Project Document or any Tax Equity Document or any material provision hereof or thereof (i) ceases to be in full force and effect or to be valid and binding on any party thereto (other than by reason of the satisfaction of performance of such agreement or provision or any other any termination thereof in accordance with the terms thereof), or is assigned or otherwise transferred (except as otherwise required or expressly permitted hereunder or thereunder) or is prematurely terminated by any party thereto, (ii) is or becomes invalid, illegal or unenforceable, or any party hereto or thereto repudiates or disavows or takes any action to challenge the validity or enforceability of such agreement, (iii) is declared null and void by a Governmental Authority of competent jurisdiction or written notice is given by any Governmental Authority or applicable counterparty contesting the validity or enforcement thereof, or (iv) fails to or ceases to provide the rights, powers and privileges purported to be created thereby or hereby; provided, however, that with respect to any events or occurrences of defaults caused by a Services Provider, such events or occurrences shall be cured to the extent the applicable Project Company causes the performance of the applicable Services Provider’s duties to be transferred to (or such duties are otherwise transferred to) a Back-Up Servicer under the applicable Back-Up Servicing Agreement or enters into a replacement agreement (in form and substance reasonably acceptable to the Lender) within the cure period set forth above.
10.1.14    Change of Control. There shall be any Change of Control.
10.1.15    Support and Indemnification Agreement. Sponsor fails to timely perform any of its obligations under the Support and Indemnification Agreement.
10.1.16    ABS Transaction Debt. The Debt under the ABS Transaction is not refinanced or repaid in full on or prior to the date that is nine (9) months prior to the Anticipated Repayment Date (as such term is defined and used in the ABS Transaction Documents).
Section 10.2    REMEDIES UPON DEFAULT.
(a)    The Lender agrees that it will not exercise, or permit the exercise of, any Specified Equity Remedy in a manner that violates, or results in the violation of, any applicable provisions or restrictions of any Tax Equity Document, in each case, to which such Portfolio Entity is a party or any of its assets are bound, and in connection with which the Sponsor or any SunPower Affiliate is liable. Nothing set forth in this Section 10.2(a) shall limit any other exercise of rights or remedies by the Lender under the Loan Documents or Applicable Laws.
(b)    Upon the occurrence of (x) any Event of Default described in Section 10.1.2, automatically, and (y) during the continuance of any other Event of Default following written notice to this effect from the Lender to the Borrower (i) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower: (A) the unpaid principal amount of and accrued interest on the Loan and (B) all other Obligations; and (ii) the Lender may enforce any and all Liens and security interests created in the Collateral pursuant to the Security Documents; provided that, notwithstanding anything to the contrary in this Agreement or any other Loan Document, for so long as the Sponsor or an Affiliate of the Sponsor is party to any outstanding Performance Guarantee, in no event shall the Lender enforce any of its interests in the PeGu Reserve Account or any amounts on deposit therein or credited thereto other than to maintain its Liens and security interests in respect thereof, and at all times from and after the occurrence of an Event of Default Lender shall, to the extent of funds available, after payment of all reimbursable amounts under Section 4.2.1 then payable to Lender in connection with the Loan Documents and payment of amounts currently payable to Lender of fees and charges in connection with the Loan Documents (in each case, excluding any principal or interest on the Loan then due as a consequence of acceleration, indemnity or otherwise), continue depositing into the PeGu Reserve Account on each Payment Date the PeGu Funding Amount and comply with the provisions of Section 9.3.3 with respect to the PeGu Reserve Account and all amounts on deposit therein or credited thereto, provided further that, Lender shall not apply any cash to the principal or interest under the Loan unless the PeGu Reserve Account has been funded to the PeGu Reserve Required Amount.
(c)    In addition to the rights and remedies provided in (a) above, upon the occurrence of and during the continuation of any Event of Default, the Lender shall have the right to (i) reduce any claim to judgment, and (ii) subject to the provisos in Section 10.2(b)(ii), exercise any and all rights and remedies afforded by this Agreement and the other Loan Documents, as well as any and all rights and remedies afforded under any statute or otherwise.
(d)    Notwithstanding the entry of any decree, order, judgment or other judicial action, upon the occurrence of an Event of Default hereunder, the unpaid principal amount of the Notes outstanding or becoming outstanding while such Event of Default exists shall bear interest from the date of such Event of Default until such Event of Default has been cured to the satisfaction of the Lender, at the Default Rate, irrespective of whether or not as a result thereof the Notes has been declared due and payable or the maturity thereof accelerated. The Borrower shall on demand from time to time pay such interest to the Lender and the same shall be a part of the indebtedness hereunder.
(e)    The Borrower acknowledges and agrees that, subject to the provisos in Section 10.2(b)(ii), the Lender shall have the continuing and exclusive right to apply proceeds of Collateral against the Loan, in such manner as the Lender deems advisable.
(f)    The Lender is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrower, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other property, for the purpose, upon the occurrence and during the continuation of any Event of Default, of advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral or other Property of any Loan Party. The Borrower’s rights and interests under Intellectual Property shall inure to the Lender’s benefit.
(g)    At any time during an Event of Default, the Lender is authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender (other than its obligations under the provisos in Section 10.2(b)(ii)) to or for the credit or the account of the Borrower against any Obligations, whether or not the Lender shall have made any demand under any Loan Document and although such Obligations may be contingent or unmatured. The rights of the Lender under this subsection Section 10.2(g) are in addition to other rights and remedies (including other rights of setoff) that the Lender may have (which other rights are subject to the provisos in Section 10.2(b)(ii)).
(h)    All agreements, warranties, guaranties, indemnities and other undertakings of the Borrower under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of the Lender under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations. No waiver or course of dealing shall be established by (i) the failure or delay of any the Lender to require strict performance by Borrower under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise or (ii) acceptance by the Lender of any payment or performance by the Borrower under any Loan Document in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
(i)    The Borrower agrees to pay to the Lender on demand (i) all documented enforcement costs paid, incurred or advanced by or on behalf of the Lender, and (ii) interest on such documented enforcement costs from the date paid, incurred or advanced until paid in full at a per annum rate of interest equal at all times to the Default Rate. As used herein, “enforcement costs” shall mean and include collectively and include all expenses, charges, recordation or other taxes, costs and fees (including attorneys’ fees and expenses) of any nature whatsoever advanced, paid or incurred by or on behalf of the Lender in connection with (x) the collection or enforcement of this Agreement or any of the other Loan Documents, (y) the creation, perfection, maintenance, preservation, defense, protection, realization upon, disposition, collection, sale or enforcement of all or any part of any Collateral, and (z) the exercise by the Lender of any rights or remedies available to it under the provisions of this Agreement, or any of the other Loan Documents. All enforcement costs, with interest as provided above, shall be a part of the indebtedness hereunder.
ARTICLE XI
MISCELLANEOUS
Section 11.1    NOTICES.
11.1.1    All notices, requests and other communications to either party hereunder shall be in writing and shall be given to such party at its address, facsimile number or email address number set forth on the signature pages hereof or such other address, facsimile number or email address as such party may hereafter specify. Each such notice, request or other communication shall be effective (a) if given by certified mail, 72 hours after such communication is deposited with the United States Postal Service with first class postage prepaid, addressed as aforesaid or (b) if given by any other means, including email or facsimile, when delivered at the address, email address or facsimile number specified on the signature pages hereto or to such other addresses or facsimile numbers as specified in writing by a party to the other party hereunder, as evidenced by a confirmation report.
11.1.2    Unless Lender otherwise prescribes, notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing paragraph of notification that such notice or communication is available and identifying the website address therefor; provided that, for all electronic delivery, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
Section 11.2    NO WAIVERS. No failure or delay by either party in exercising any right hereunder or under any other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the parties under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law or in any of the other Loan Documents.
Section 11.3    AMENDMENTS, ETC. No amendment, modification, consent or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by either party therefrom, shall be effective unless the same shall be in writing and signed by an officer of both parties, and then shall be effective only in the specific instance and for the specific purpose for which given.
Section 11.4    SURVIVAL. All representations, warranties and covenants made by the Borrower herein or in any certificate or other instrument delivered by it or on its behalf under the Loan Documents shall be considered to have been relied upon by the Lender and shall survive the delivery to the Lender of such Loan Documents, regardless of any investigation made by or on behalf of the Lender.
Section 11.5    SEVERABILITY. If any provision contained in this Agreement or any other Loan Document is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, such Loan Document shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom.
Section 11.6    SUCCESSORS AND ASSIGNS. THE PROVISIONS OF THIS AGREEMENT SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, EXCEPT THAT THE NEITHER PARTY MAY ASSIGN OR OTHERWISE TRANSFER ANY OF ITS RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT WITHOUT THE PRIOR WRITTEN CONSENT OF THE OTHER PARTY; PROVIDED THAT (a) HANNON ARMSTRONG CAPITAL MAY CEASE TO OWN, DIRECTLY OR INDIRECTLY, LESS THAN 100% OF THE MEMBERSHIP INTERESTS IN LENDER SO LONG AS (i) HANNON ARMSTRONG CAPITAL OR ONE OF ITS AFFILIATES REMAINS THE MANAGING MEMBER OR MANAGER, DIRECTLY OF INDIRECTLY, OF THE LENDER, AND SUCH OTHER PERSONS WHO OWN ANY MEMBERSHIP INTERESTS IN THE LENDER ARE PASSIVE EQUITY INVESTORS THAT HAVE AGREED TO TERMS WITH RESPECT TO CONSENT RIGHTS RELATED TO THE LENDER THAT ARE CUSTOMARY FOR LIMITED PARTNERS IN MANAGED FUND PARTNERSHIP CONTEXTS AND (ii) SUCH OTHER PERSONS ARE NOT COMPETITORS, (b) AT ANY TIME AFTER AN EVENT OF DEFAULT HAS OCCURRED AND IS CONTINUING, WITHOUT THE CONSENT OF BORROWER, THE LENDER MAY ASSIGN OR TRANSFER ALL OR ANY PORTION OF THE LOAN AND ITS RIGHTS AND OBLIGATIONS HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS TO ANY PERSON THAT IS NOT A COMPETITOR; HOWEVER, IN ANY CASE, BORROWER WILL RECEIVE WRITTEN NOTICE OF ANY ASSIGNMENT THAT THE LENDER MAKES, (c) LENDER MAY ASSIGN THIS LOAN AS COLLATERAL SECURITY FOR (i) ANY LOANS MADE TO HANNON ARMSTRONG CAPITAL OR ITS IMMEDIATE PARENT ENTITIES OR (ii) SO LONG AS THE COLLATERAL THEREFORE INCLUDES ASSETS WITH A BOOK VALUE IN EXCESS OF $300,000,000 IN ADDITION TO THE RIGHTS UNDER THIS AGREEMENT AS OF THE DATE SUCH COLLATERAL ASSIGNMENT IS GRANTED, ANY LOAN MADE TO HAT HOLDINGS I LLC OR HAT HOLDINGS II LLC, AND IN EACH CASE OF CLAUSE (i) AND (ii), THE APPLICABLE LENDER THEREOF MAY FORECLOSE UPON SUCH LOAN AND FURTHER ASSIGN THIS AGREEMENT OR (d) THE LENDER MAY GRANT PARTICIPATIONS IN THE LOAN TO ANY PERSON THAT IS NOT A COMPETITOR WITHOUT THE CONSENT OF BORROWER, PROVIDED THAT, (i) LENDER’S OBLIGATIONS UNDER THE LOAN DOCUMENTS SHALL REMAIN UNCHANGED, (ii) LENDER SHALL REMAIN SOLELY RESPONSIBLE TO THE BORROWER FOR THE PERFORMANCE OF SUCH OBLIGATIONS, (iii) THE BORROWER SHALL CONTINUE TO DEAL SOLELY AND DIRECTLY WITH LENDER IN CONNECTION WITH LENDER’S RIGHTS AND OBLIGATIONS UNDER THE LOAN DOCUMENTS AND (iv) SUCH PARTICIPANT AND LENDER SHALL ENTER INTO AN AGREEMENT PURSUANT TO WHICH LENDER SHALL RETAIN THE SOLE RIGHT TO ENFORCE THIS AGREEMENT AND APPROVE ANY AMENDMENT, MODIFICATION OR WAIVER OF ANY PROVISION OF THE LOAN DOCUMENTS.
Section 11.7    HEADINGS. The headings of articles and sections hereof are inserted for convenience only and shall in no way define or limit the scope or intent of any provision of this Agreement.
Section 11.8    GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO ANY RULE OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. NOTHING IN THIS LOAN AGREEMENT SHALL REQUIRE ANY UNLAWFUL ACTION OR INACTION BY EITHER PARTY.
Section 11.9    SUBMISSION TO JURISDICTION; WAIVERS. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(a)    SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK;
(b)    CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(c)    AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED; AND
(d)    AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
Section 11.10    WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 11.11    COVENANTS CUMULATIVE. All covenants, agreements and other undertakings of the Borrower contained in this Agreement shall be deemed cumulative to and not in derogation or substitution of any of the covenants, agreements and other undertakings contained in any other Loan Document. The Borrower may not take any action or fail to take any action which is permitted by this Agreement if such action or failure would result in the breach of any provision of any other Loan Document.
Section 11.12    COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and in making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart. This Agreement shall become effective when the Lender shall have received counterparts hereof signed by all of the parties hereto.
Section 11.13    LIABILITY OF THE LENDER. The Lender shall in no event be responsible or liable to any person other than the Borrower for the disbursement of or failure to disburse the proceeds of the Loan or any part thereof and no subcontractor, laborer or material supplier shall have any right or claim against the Lender under this Agreement, or the administration thereof.
Section 11.14    REINSTATEMENT. Each Loan Document shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of all or a portion of the obligations of any Loan Party under such Loan Document is rescinded or reduced in amount, or must otherwise be restored or returned by Lender for any reason (whether in connection with any bankruptcy, insolvency, as a result of any Governmental Judgment, or otherwise). In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only to the extent of the amount paid and not so rescinded, restored or returned.
Section 11.15    CONFIDENTIALITY.
11.15.1    Each party to this Agreement agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (i) to its Affiliates, and to its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential and any failure of such Persons acting on behalf of such party to comply with this Section shall constitute a breach of this Section by the relevant party, as applicable), (ii) to the extent requested by any regulatory authority or self-regulatory authority, required by Applicable Law or by any subpoena or similar legal process; provided that solely to the extent permitted by law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each party shall notify the other parties hereto as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding (it being acknowledged and agreed that Borrower shall provide Lender with notice of any filing or disclosure by the Sponsor of this Agreement or any other Loan Document which the Sponsor determines is necessary or advisable pursuant to the Exchange Act or the Securities Act as soon as practicable after such determination is made by the Sponsor and prior to any such filing or disclosure); provided further that in no event shall any party hereto be obligated or required to return any materials furnished by any other party hereto, (iii) to any other party to this Agreement or under the other Loan Documents, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the other Loan Documents or the enforcement of rights hereunder or thereunder, (v) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section 11.15, to (A) any assignee of, or participant in, or any prospective assignee of or participant in, the Lender’s rights or obligations under this Agreement, (B) any rating agency, insurer or purchaser of securities in respect of the Loan, or (C) any pledgee of the Lender referred to in Section 11.6, or (vi) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section 11.15.1 or (y) becomes available to such party or its Affiliates on a nonconfidential basis from a source other than HA SunStrong Capital LLC, the Lender, the Borrower or the Parent Guarantor (or any of its Affiliates).
11.15.2    With respect to Confidential Information related to any Project Company or any Investor (including the financial statements of a Portfolio Entity delivered pursuant to this Agreement), the Lender acknowledges that such Confidential Information is subject to the applicable Project Company LLC Agreement) and Lender acknowledges and agrees that it has reviewed the same and agrees to be bound by the provisions thereof as if set forth herein.
11.15.3    The Lender shall, and shall cause its Affiliates and their respective stockholders, members, investors, subsidiaries and eligible assignees to, use any information relating to a Host Customer or a Lease that is obtained in connection with this transaction solely for the purpose of completing this transaction and/or exercising its rights under the Loan Documents.
11.15.4    THE LENDER ACKNOWLEDGES THAT CONFIDENTIAL INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC CONFIDENTIAL INFORMATION CONCERNING THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC CONFIDENTIAL INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC CONFIDENTIAL INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their respective authorized officers as of the date first above written.

SUNSTRONG CAPITAL ACQUISITION, LLC, as Borrower By: SunStrong Capital Holdings, LLC, its sole member By: Name: Brad Harmon Title: Chief Executive Officer Address of Borrower:

2900 Esperanza Crossing, 3rd Floor
Austin, Texas 78758
Attention: Christopher Couture, Vice President
Telephone: (512) 735-0100
Facsimile: (512) 857-1155
Email: christopher.couture@sunpower.com

SUNSTRONG CAPITAL LENDER LLC,
as the Lender

By:
Name: Jeffrey W. Eckel
Title: President

Address of Lender:

1906 Towne Centre Boulevard, Suite 370
Annapolis, MD 21401
(Tel) 410-571-9860
(Fax) 410-571-6199
(email) generalcounsel@hannonarmstrong.com
Attn: General Counsel

Amended and Restated Loan Agreement (1-A)